Exhibit 2.1
















                    ASSET PURCHASE AGREEMENT

                             BETWEEN

                       HUGHES SUPPLY, INC.

                               AND

                       THE TREATY COMPANY


                     Date:  October 20, 1994

                        TABLE OF CONTENTS

     (The Table of Contents for this Agreement is for convenience of reference only and is not intended to define, limit or describe the scope or intent of any provisions of this Asset Purchase Agreement.)

                                                             PAGE

     RECITALS: . . . . . . . . . . . . . . . . . . . . . . . .-1-

     ARTICLE I      SALE AND PURCHASE OF ASSETS. . . . . . . .-1-
     Section 1.01   Assets to be Acquired. . . . . . . . . . .-1-
               (a)       Fixed Assets. . . . . . . . . . . . .-1-
               (b)       Inventory.. . . . . . . . . . . . . .-2-
               (c)       Supplies. . . . . . . . . . . . . . .-2-
               (d)       Intellectual Property.. . . . . . . .-2-
               (e)       Other Promotional Rights. . . . . . .-2-
               (f)       Accounts Receivable.. . . . . . . . .-2-
               (g)       Real Property . . . . . . . . . . . .-3-
               (h)       Customer Lists and other
                         Intangible Assets.. . . . . . . . . .-3-
               (i)       Seller's Prepayments. . . . . . . . .-3-
               (j)       Permits.. . . . . . . . . . . . . . .-3-
               (k)       Telephone and Fax Numbers.. . . . . .-3-
               (l)       Books and Records.. . . . . . . . . .-3-
               (m)       Claims Relating to Purchased
                         Assets. . . . . . . . . . . . . . . .-3-
               (n)       Other Property and Rights.. . . . . .-4-
     Section 1.02   Assumed Obligations. . . . . . . . . . . .-4-
               (a)       Trade, Other Payables, and
                         Accrued Expenses. . . . . . . . . . .-4-
               (b)       Leases. . . . . . . . . . . . . . . .-4-
               (c)       Other Contracts.. . . . . . . . . . .-4-
               (d)       Open Customer Purchase Orders.. . . .-4-
               (e)       Customer Deposits and Prepayments.. .-5-
               (f)       Purchase Obligations. . . . . . . . .-5-
     Section 1.03   Excluded Assets. . . . . . . . . . . . . .-5-
               (a)       Books and Records.. . . . . . . . . .-5-
               (b)       Cash, etc.. . . . . . . . . . . . . .-5-
               (c)       Claims Against Third Parties. . . . .-6-
               (d)       Prepaid Insurance Premiums. . . . . .-6-
               (e)       Rights Hereunder. . . . . . . . . . .-6-
               (f)       Prepaid Expenses. . . . . . . . . . .-6-
               (g)       Contracts not Assigned. . . . . . . .-6-

     ARTICLE II     PURCHASE PRICE: POST-CLOSING
                    ADJUSTMENT; ALLOCATIONS. . . . . . . . . .-6-
     Section 2.01   Purchase Price and Payment.. . . . . . . .-6-
     Section 2.02   Allocation of Purchase Price.. . . . . . -11-

     ARTICLE III    CLOSING; DOCUMENTS OF CONVEYANCE . . . . -11-
     Section 3.01   Closing. . . . . . . . . . . . . . . . . -11-
     Section 3.02   Assignment and Assumption Agreements.. . -12-
     Section 3.03   Other Instruments of Conveyance. . . . . -12-
     Section 3.04   Other Deliveries at Closing. . . . . . . -13-
     Section 3.05   Allocation of Closing Costs. . . . . . . -13-
     Section 3.06   Prorations at Closing. . . . . . . . . . -14-
     Section 3.07   Transfer of Possession.. . . . . . . . . -14-
     Section 3.08   Termination and Related Employee
                    Matters. . . . . . . . . . . . . . . . . -14-
     Section 3.09   Utility Services.. . . . . . . . . . . . -14-
     Section 3.10   Procedure Relating to Motor Vehicles.. . -14-
     Section 3.11   Other Actions and Instruments. . . . . . -15-

     ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF
                    BUYER. . . . . . . . . . . . . . . . . . -15-
     Section 4.01   Organization, Good Standing and
                    Qualification. . . . . . . . . . . . . . -15-
     Section 4.02   Corporate Power and Authority. . . . . . -15-
     Section 4.03   Validity of Contemplated Transactions. . -15-
     Section 4.04   Capitalization.. . . . . . . . . . . . . -16-
     Section 4.05   Regulatory Approvals.. . . . . . . . . . -16-
     Section 4.06   Copies of Articles and Bylaws. . . . . . -16-
     Section 4.07   Inventory Held for Resale. . . . . . . . -16-
     Section 4.08   Litigation: Compliance with Laws.. . . . -16-
     Section 4.09   Brokers' or Finders' Fees. . . . . . . . -17-
     Section 4.10   Completeness of Disclosure . . . . . . . -17-
     Section 4.11   Buyer's Filings with SEC . . . . . . . . -17-

     ARTICLE V      REPRESENTATIONS AND WARRANTIES OF
                    SELLER . . . . . . . . . . . . . . . . . -18-
     Section 5.01   Organization, Good Standing and
                    Qualification. . . . . . . . . . . . . . -18-
     Section 5.02   Corporate Power and Authority. . . . . . -18-
     Section 5.03   Validity of Contemplated Transactions. . -18-
     Section 5.04   Regulatory Approvals.. . . . . . . . . . -19-
     Section 5.05   Copies of Articles and Code of
                    Regulations. . . . . . . . . . . . . . . -19-
     Section 5.06   Liabilities and Obligations of Seller. . -19-
     Section 5.07   Condition of and Title to Purchased
                    Assets.. . . . . . . . . . . . . . . . . -19-
     Section 5.08   Material Contracts.. . . . . . . . . . . -19-
     Section 5.09   Assumed Leases and Contracts.. . . . . . -20-
     Section 5.10   Concerning the Leased Real Estate
                    and the Real Property. . . . . . . . . . -21-
     Section 5.11   Buildings, Structures and Other
                    Improvements.. . . . . . . . . . . . . . -23-
     Section 5.12   Financial Statements.. . . . . . . . . . -23-
     Section 5.13   Certain Tax Matters. . . . . . . . . . . -24-
     Section 5.14   Ad Valorem, Real Property Tax Matters. . -24-
     Section 5.15   Litigation: Compliance with Laws.. . . . -24-
     Section 5.16   Permits and Licenses.. . . . . . . . . . -25-
     Section 5.17   Intellectual Properties. . . . . . . . . -25-
     Section 5.18   All Necessary Assets.. . . . . . . . . . -25-
     Section 5.19   Labor or Employee Disputes; Employment
                    Matters. . . . . . . . . . . . . . . . . -25-
     Section 5.20   Inventory. . . . . . . . . . . . . . . . -26-
     Section 5.21   Employee Compensation. . . . . . . . . . -26-
     Section 5.22   No Changes.. . . . . . . . . . . . . . . -26-
     Section 5.23   No Affiliates' Assets, Leases or
                    Contracts. . . . . . . . . . . . . . . . -28-
     Section 5.24   Insurance Coverages. . . . . . . . . . . -29-
     Section 5.25   Environmental Matters. . . . . . . . . . -29-
     Section 5.26   Customers and Sales. . . . . . . . . . . -30-
     Section 5.27   Benefit Plans. . . . . . . . . . . . . . -30-
     Section 5.28   Brokers' or Finders' Fees. . . . . . . . -32-
     Section 5.29   Investment Information . . . . . . . . . -32-
     Section 5.30   Seller Not a Foreign Person. . . . . . . -33-
     Section 5.31   Completeness of Disclosure . . . . . . . -33-

     ARTICLE VI     ACTIVITIES PRIOR TO THE CLOSING. . . . . -33-
     Section 6.01   Activities Prior to Closing. . . . . . . -33-
     Section 6.02   Reports; Taxes.. . . . . . . . . . . . . -35-
     Section 6.03   Access; Confidentiality. . . . . . . . . -35-
     Section 6.04   Seller's Employees.. . . . . . . . . . . -37-
     Section 6.05   Consents.. . . . . . . . . . . . . . . . -37-
     Section 6.06   Public Announcements.. . . . . . . . . . -37-
     Section 6.07   Hart-Scott-Rodino. . . . . . . . . . . . -38-
     Section 6.08   Filings with SEC . . . . . . . . . . . . -38-
     Section 6.09   Condition of Title; Title Insurance. . . -38-
     Section 6.10   Surveys. . . . . . . . . . . . . . . . . -39-
     Section 6.11   Exclusivity. . . . . . . . . . . . . . . -39-

     ARTICLE VII    CASUALTY AND CONDEMNATION. . . . . . . . -40-
     Section 7.01   Casualty.. . . . . . . . . . . . . . . . -40-
     Section 7.02   Condemnation.. . . . . . . . . . . . . . -40-

     ARTICLE VIII   CONDITIONS TO OBLIGATIONS OF BUYER . . . -41-
     Section 8.01   Representations and Warranties.. . . . . -41-
     Section 8.02   Performance of Covenants, Agreements
                    and Obligations. . . . . . . . . . . . . -41-
     Section 8.03   Prohibitions.. . . . . . . . . . . . . . -41-
     Section 8.04   Certificate. . . . . . . . . . . . . . . -42-
     Section 8.05   Opinion of Seller's Counsel. . . . . . . -42-
     Section 8.06   Authority. . . . . . . . . . . . . . . . -43-
     Section 8.07   No Material Change.. . . . . . . . . . . -43-
     Section 8.08   Required Consents. . . . . . . . . . . . -44-
     Section 8.09   UCC Search Report. . . . . . . . . . . . -44-
     Section 8.10   Noncompetition Agreements. . . . . . . . -44-
     Section 8.11   Employment Agreements. . . . . . . . . . -44-
     Section 8.12   Other Documents. . . . . . . . . . . . . -44-
     Section 8.13   Escrow Agreement.. . . . . . . . . . . . -44-
     Section 8.14   Other Opinions of Counsel. . . . . . . . -45-
     Section 8.15   Approval of Counsel. . . . . . . . . . . -45-

     ARTICLE IX     CONDITIONS TO OBLIGATIONS OF
                    SELLER . . . . . . . . . . . . . . . . . -45-
     Section 9.01   Representations and Warranties.. . . . . -45-
     Section 9.02   Performance of Covenants, Agreements
                    and Obligations. . . . . . . . . . . . . -46-
     Section 9.03   Certificate. . . . . . . . . . . . . . . -46-
     Section 9.04   Prohibitions.. . . . . . . . . . . . . . -46-
     Section 9.05   Opinion of Buyer's Counsel.. . . . . . . -46-
     Section 9.06   Authority. . . . . . . . . . . . . . . . -47-
     Section 9.07   Other Documents. . . . . . . . . . . . . -47-
     Section 9.08   Registration Statement.. . . . . . . . . -47-
     Section 9.09   No Material Change.. . . . . . . . . . . -47-
     Section 9.10   Employment Agreements. . . . . . . . . . -48-
     Section 9.11   Escrow Agreement.. . . . . . . . . . . . -48-
     Section 9.12   Promissory Note. . . . . . . . . . . . . -48-
     Section 9.13   Approval of Counsel to the Seller. . . . -48-

     ARTICLE X      REGISTRATION STATEMENT . . . . . . . . . -48-

     ARTICLE XI     INDEMNIFICATION. . . . . . . . . . . . . -53-
     Section 11.01  Indemnification by the Seller. . . . . . -53-
     Section 11.02  Indemnification by the Buyer.. . . . . . -53-
     Section 11.03  Survival of Obligation to Indemnify. . . -54-
     Section 11.04  Notice and Procedure.. . . . . . . . . . -54-
     Section 11.05  Limitation on Indemnification
                    Obligations. . . . . . . . . . . . . . . -56-
     Section 11.06  Indemnification Exclusive Remedy.. . . . -56-
     Section 11.07  Waiver of Bulk Sales and Indemnity.. . . -56-

     ARTICLE XII    CONDUCT OF THE PARTIES AFTER
                    CLOSING. . . . . . . . . . . . . . . . . -57-
     Section 12.01  Cooperation. . . . . . . . . . . . . . . -57-
     Section 12.02  Access to Books and Records. . . . . . . -57-
     Section 12.03  Manufacturers' Warranties. . . . . . . . -57-
     Section 12.04  Use of License Tags. . . . . . . . . . . -57-
     Section 12.05  Use of Name. . . . . . . . . . . . . . . -58-
     Section 12.06  Collection and Disposition of
                    Accounts and Notes Receivable. . . . . . -58-
     Section 12.07  Covenant not to Compete and
                    Confidentiality. . . . . . . . . . . . . -58-
     Section 12.08  Arrangements with Suppliers. . . . . . . -58-
     Section 12.09  Filings with SEC . . . . . . . . . . . . -58-

     ARTICLE XIII   BROKERAGE; EXPENSES. . . . . . . . . . . -59-
     Section 13.01  Brokerage. . . . . . . . . . . . . . . . -59-
     Section 13.02  Transactional Expenses.. . . . . . . . . -59-

     ARTICLE XIV    TERMINATION. . . . . . . . . . . . . . . -59-
     Section 14.01  Termination by Mutual Consent. . . . . . -59-
     Section 14.02  Termination Due to Casualty or
                    Condemnation.. . . . . . . . . . . . . . -59-
     Section 14.03  Termination Attributable to Default. . . -60-
     Section 14.04  Termination Due to Failure to
                    Satisfy Conditions.. . . . . . . . . . . -60-

     ARTICLE XV     MISCELLANEOUS. . . . . . . . . . . . . . -60-
     Section 15.01  Notices. . . . . . . . . . . . . . . . . -60-
     Section 15.02  Assignability and Parties in Interest. . -61-
     Section 15.03  Governing Law. . . . . . . . . . . . . . -61-
     Section 15.04  Exclusive Jurisdiction.. . . . . . . . . -61-
     Section 15.05  Counterparts.. . . . . . . . . . . . . . -61-
     Section 15.06  Waiver.. . . . . . . . . . . . . . . . . -61-
     Section 15.07  Publicity. . . . . . . . . . . . . . . . -62-
     Section 15.08  Complete Agreement.. . . . . . . . . . . -62-
     Section 15.09  Modifications, Amendments and Waivers. . -62-
     Section 15.10  Interpretation.. . . . . . . . . . . . . -62-
     Section 15.11  Severability.. . . . . . . . . . . . . . -62-
     Section 15.12  Time of Essence. . . . . . . . . . . . . -62-
     Section 15.13  Gender, Number.. . . . . . . . . . . . . -62-
     Section 15.14  Exhibits and Schedules.. . . . . . . . . -63-
     Section 15.16  Definition of Seller's Knowledge.. . . . -63-
     Section 15.17  Facts Concerning the Group.. . . . . . . -63-
     Section 15.18  Definition of Buyer's Knowledge. . . . . -63-
     Section 15.19  No Benefit to Others.. . . . . . . . . . -63-
     Section 15.20  Attorneys' Fees. . . . . . . . . . . . . -63-
     Section 15.21  Certain Defined Terms. . . . . . . . . . -64-
     Section 15.22  Survival of Agreement. . . . . . . . . . -65-
     Section 15.23  Recitals.. . . . . . . . . . . . . . . . -65-

                     SCHEDULES AND EXHIBITS


Schedules                          Description

Schedule 1.01(a) . . . . . . . . . Fixed Assets
Schedule 1.01(d) . . . . . . . . . Intellectual Property
Schedule 1.01(g) . . . . . . . . . Real Property
Schedule 1.02(a) . . . . . . . . . Accrued Expenses
Schedule 1.02(b) . . . . . . . . . Assumed Leases
Schedule 1.02(c) . . . . . . . . . Assumed Contracts
Schedule 2.01(ii). . . . . . . . . 3/25/94 Group Balance Sheet
Schedule 5.03. . . . . . . . . . . Validity of Transactions
Schedule 5.07. . . . . . . . . . . Condition of Assets
Schedule 5.08. . . . . . . . . . . Material Contracts
Schedule 5.09. . . . . . . . . . . Assumed Leases and Contracts
Schedule 5.10. . . . . . . . . . . Concerning the Real Property
Schedule 5.11. . . . . . . . . . . Fixed Assets and Structures
Schedule 5.12. . . . . . . . . . . Financial Statements
Schedule 5.13. . . . . . . . . . . Certain Tax Matters
Schedule 5.15. . . . . . . . . . . Litigation
Schedule 5.16. . . . . . . . . . . Permits
Schedule 5.19. . . . . . . . . . . Labor Matters
Schedule 5.21. . . . . . . . . . . Employee Compensation
Schedule 5.23. . . . . . . . . . . Affiliates' Leases, etc.
Schedule 5.24. . . . . . . . . . . Insurance
Schedule 5.25. . . . . . . . . . . Environmental Matters
Schedule 5.26. . . . . . . . . . . Customers and Sales

Schedule 5.27. . . . . . . . . . . Benefit Plans
Schedule 15.16 . . . . . . . . . . Seller's Knowledge

Exhibits                         Description


Exhibit 2.01(i)(b) . . . . . . . Promissory Note

Exhibit 3.02 . . . . . . . . . . Assumption Agreements

Exhibit 3.03(a). . . . . . . . . Bill of Sale

Exhibit 3.04(a). . . . . . . . . Noncompetition Agreements

Exhibit 3.04(b). . . . . . . . . Employment Agreement

Exhibit 8.04 . . . . . . . . . . Certificate of Seller

Exhibit 8.13 . . . . . . . . . . Escrow Agreement

Exhibit 9.03 . . . . . . . . . . Certificate of Buyer

                    ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "Agreement"), is made this 20th day of October, 1994, by and between HUGHES SUPPLY, INC., a Florida corporation (hereinafter referred to as the "Buyer"), and THE TREATY COMPANY, an Ohio corporation (hereinafter referred to as the "Seller"). The Buyer and the Seller are sometimes referred to collectively herein as the "parties" or individually as a "party."


                      W I T N E S S E T H:


     WHEREAS, Seller desires to sell or cause to be sold to Buyer, and Buyer wishes to purchase from Seller, the business and assets of Seller's plumbing, HVAC and municipal water and waste water materials business, which business is operated by the Seller through its division known as The Treaty Distribution Group (the "Group").

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, representations, warranties, and agreements contained herein, and intending to be legally bound, the Buyer and the Seller agree as follows:

                            ARTICLE I

                   SALE AND PURCHASE OF ASSETS

     Section 1.01 Assets to be Acquired. Subject to the terms and conditions set forth herein, on the Closing Date (as set forth in Section 3.01), the Seller shall sell, assign, transfer, convey and deliver to the Buyer, free and clear of all mortgages, deeds of trust, pledges, liens, conditional sales agreements, leases, lease-purchase agreements, security interests, restrictions, encumbrances, and options (hereafter collectively referred to as "Encumbrances"), except as approved by Buyer pursuant to Section
6.09 and as set forth on Schedule 5.07 attached hereto, and the Buyer shall purchase, acquire and accept from the Seller, all of the Seller's right, title and interest in and to the following assets of the Seller which are utilized in the business operations of the Group, whether real, personal or mixed, and whether tangible or intangible (hereafter collectively referred to as the "Purchased Assets"):

          (a) Fixed Assets. All machinery, equipment, Rolling Stock, fixtures and leasehold improvements (but only to the extent owned by Seller), tools, furniture, furnishings, signs, displays and other fixed assets, in each case owned by the Seller as of the Effective Time and utilized by or for the benefit of the Group, including without limitation computer hardware and software, and those assets more particularly described in Schedule 1.01(a) which shall be attached to this Agreement as of the Closing Date (the fixed assets to be purchased by the Buyer are hereafter collectively referred to as the "Fixed Assets");

          (b) Inventory. All merchandise, supplies, and all inventory, fixtures and equipment and other products, in each case owned by the Seller for the benefit of the Group and held for sale to customers as of the Effective Time (the foregoing items to be purchased by the Buyer are hereafter collectively referred to as the "Inventory");

          (c) Supplies. All usable supplies, in each case owned by the Seller for the benefit of the Group as of the Effective Time, including without limitation all fuel, petroleum products, tires, parts, product labels, packaging materials, sacks, bags, containers, shop supplies, office supplies and cleaning supplies owned by the Seller for the benefit of the Group as of the Effective Time (the supplies to be purchased by the Buyer are hereafter collectively referred to as the "Supplies");

          (d) Intellectual Property. All trademarks, patents, service marks, copyrights and trade names (including the name "The Treaty Company", or any variation thereof) set forth in Schedule 1.01(d), all goodwill associated therewith, and any applications therefor or registrations thereof (hereafter referred to as the "Intellectual Property");

          (e) Other Promotional Rights. All trademarks, patents, service marks, copyrights and trade names, whether or not listed in
Schedule 1.01(d), all goodwill associated therewith, and all applications for or registrations of any of the foregoing, and all marketing or promotional designs, brochures, advertisements, concepts, literature, books, media rights, rights against any other Person in respect of any of the foregoing and all other promotional properties (hereafter collectively referred to as the "Promotional Rights"), in each case primarily used or useful or developed or acquired by the Seller for the benefit of the Group for use in connection with the ownership and operation of the Purchased Assets;

          (f) Accounts Receivable. All of the Seller's accounts receivable and the proceeds thereof after the Effective Time resulting from the operations of the Group as of the Effective Time (which shall mean accounts receivable created when products are shipped or delivered by the Seller), including all promissory notes, guarantees and collateral relating thereto (hereinafter referred to as the "Accounts Receivable");

          (g) Real Property. All of Seller's interest in the real property operated or utilized in the conduct of the Group's operations reflected as owned (the "Real Property") in the most recent audited or unaudited Financial Statements (as defined in Section 5.12), the legal descriptions of which are attached as
Schedule 1.01(g) hereto, together with all buildings, structures, improvements, equipment, furniture and fixtures owned by Seller and utilized in connection with the Real Property;

          (h) Customer Lists and other Intangible Assets. All other intangible assets and petty cash (except cash or cash equivalents) and deposits with others such as utility deposits owned by the Seller for the benefit of the Group as of the Effective Time, including without limitation, all customer lists (the "Customer Lists"), goodwill, "know-how," proprietary information and trade secrets, in each case relating to the Group's business operations; and all supplier and manufacturers' warranties (including pending warranty claims) and manuals in Seller's possession relating to the Fixed Assets and the Inventory;

          (i) Seller's Prepayments. All of the Seller's prepayments connected in any fashion to the operation of the Group and existing as of the Effective Time (including without limitation prepaid ad valorem taxes and heavy vehicle highway use taxes but excluding prepaid and rebatable insurance premiums) (hereafter referred to as the "Seller's Prepayments");

          (j) Permits. All Permits (as defined in Section 5.16) relating to the operation of the Group's business, to the extent such Permits are transferable and whether or not all action necessary to effect such transfer has been taken prior to the Closing (as defined in Section 3.01);

          (k) Telephone and Fax Numbers. The right to use the telephone and fax machine numbers (including any mobile telephone numbers) assigned to the Group and/or its employees, and to each of the Group's places of business in the States of Ohio and Indiana;

          (l)  Books and Records.  Except as expressly set forth in
Section 1.03(a), true and correct copies of all papers, documents, computerized databases and records of Seller relating to the Purchased Assets and the business operations of the Group, including without limitation all personnel, labor relations and workers' compensation records relating to employees hired by the Buyer, environmental control records, sales records, marketing records, accounting and financial records, and maintenance records;

          (m) Claims Relating to Purchased Assets. All claims, causes of action, rights of recovery and rights of set-off of every type and kind relating to supplier and manufacturers warranties issued with respect to the Purchased Assets and all claims, causes of action, rights of recovery and rights of set-off of every type and kind relating to the Assumed Obligations (as defined in Section 1.02); in each case whether accruing before or after the Closing;

          (n) Other Property and Rights. Unless otherwise expressly excluded above or in Section 1.03, all other property and rights, tangible and intangible, real, personal or mixed, which the Seller owns and utilizes in connection with the business operations of the Group and which exist as of the Effective Time;

provided, however, that the definition of Purchased Assets shall not include any items defined as Excluded Assets in Section 1.03.

     Section 1.02 Assumed Obligations. Subject to the terms and conditions set forth herein, on the Closing Date, the Seller shall assign to the Buyer and the Buyer shall assume, pay and discharge in full when due all of the liabilities and obligations of the Seller in respect of the Group's operations, arising on or prior to the Effective Time, which are accrued on the Financial Statements, and shall assume, pay and discharge in full when due all of the liabilities and obligations under the following leases, contracts, purchase orders and liabilities of the Seller (hereafter collectively referred to as the "Assumed Obligations"):

          (a)  Trade, Other Payables, and Accrued Expenses.  All
(i) trade and other accounts payable, and (ii) all accrued but unpaid compensation, payroll and withholding taxes relating to the Group's employees and other accrued expenses, as described in
Schedule 1.02(a);

          (b) Leases. The leases relating to the Seller's facilities which are utilized or held for the benefit of the Group (the "Leased Real Estate"), as well as all operating leases and capital leases for machinery and equipment utilized or held for the benefit of the Group, all as described in Schedule 1.02(b) (hereafter collectively referred to as the "Assumed Leases");

          (c)  Other Contracts.  The contracts described in
Schedule 1.02(c) (hereafter referred to as the "Assumed
Contracts");

          (d) Open Customer Purchase Orders. The Seller's obligations to deliver products to customers who have placed orders with the Group for products which have not been delivered as of the Effective Time, including all customer purchase orders and contracts relating thereto, provided such obligations are incurred in the ordinary course of the Group's business operations and will not result in a material loss of gross profit to the Buyer following Closing (hereafter referred to as the "Assumed Purchase Orders");

          (e) Customer Deposits and Prepayments. All deposits and prepayments received from customers relating to Inventory to be delivered after the Effective Time (referred to herein as the "Customer Deposits"); and

          (f) Purchase Obligations. Any obligation of the Seller to purchase materials, supplies or inventory used in the Group's business operations which were ordered by the Seller prior to the Effective Time and not delivered to the Seller prior to the Effective Time provided that: (i) such orders were placed by the Seller in the ordinary course of the Group's business operations and are consistent with Seller's historical purchases of such materials, supplies, and inventory, (ii) such materials, supplies and inventory are actually delivered to the Buyer, and (iii) such orders result in no material loss of gross profit to Buyer (hereafter referred to as the "Materials Purchase Obligations").

     Except as expressly set forth in this Section 1.02, the Buyer shall have no responsibility for any of the Seller's obligations (including contracts, leases, product warranties, purchase orders and liabilities of any type, kind or nature, and specifically including, but not limited to, any obligations incurred in any other division of Seller other than the Group), whether fixed, accrued, contingent or otherwise, and whether arising in contract, in tort, by operation or violation of law, or otherwise, and all such obligations shall remain with the Seller and are herein referred to as the "Excluded Obligations."

     Section 1.03 Excluded Assets. The "Purchased Assets" shall not include any of the Seller's rights, privileges, title or interest in any other operating division of the Seller other than the Group, or in any of the following assets (hereafter referred to as the "Excluded Assets"):

          (a) Books and Records. All of the original copies of the Seller's books and records referred to in Section 1.01(l) hereof and all of the Seller's minute books, stock books, tax returns and books and records directly relating to the Excluded Assets and the Excluded Obligations, all personnel, labor relations and workers' compensation records relating to the Seller's employees who are not hired by the Buyer;

          (b) Cash, etc. Any currency, coins (other than petty cash as described in Section 1.01(h)), or balances in checking or other demand deposits, securities or money market accounts or other cash equivalents, other than cash or cash equivalents representing Customer Deposits;

          (c)  Claims Against Third Parties.  Any claim of the
Seller against any Person unless such claim is a Purchased Asset under Section 1.01 hereof;

          (d) Prepaid Insurance Premiums. Any claim for refund of prepaid insurance premiums, it being understood and agreed that the Seller may cancel all policies insuring the Purchased Assets as of the Effective Time upon the first to occur of (i) three (3) business days after the Closing or (ii) notification that Buyer's insurance has become effective;

          (e) Rights Hereunder. All rights and claims of the Seller under this Agreement;

          (f) Prepaid Expenses. Prepaid expenses not assignable to the Buyer, including, without limitation, prepaid insurance premiums; and

          (g) Contracts not Assigned. All rights of the Seller in, to and under those leases, purchase orders, contracts and other agreements not being assigned to the Buyer pursuant to Section
1.02.

                           ARTICLE II

      PURCHASE PRICE: POST-CLOSING ADJUSTMENT; ALLOCATIONS

     Section 2.01 Purchase Price and Payment. In consideration of the sale and purchase contemplated herein, the Buyer shall assume or pay the Assumed Obligations as herein provided and the Seller shall receive the Adjusted Purchase Price (as defined in Section 2.01(iv)) which shall be determined and paid as follows:

          (i) At Closing, the Buyer shall pay Seller the aggregate sum of Fifteen Million Two Hundred and Fifty Thousand Dollars ($15,250,000) (the "Base Price"), payable as follows: (a) the cash sum of Nine Million Four Hundred Seventy Five Thousand Dollars ($9,475,000) shall be paid to Seller by means of a wire transfer of such funds to a bank account to be designated in writing by the Seller prior to Closing, less the Escrowed Proceeds (as defined in Section 2.01(v)) which shall be delivered by the Seller to the Escrow Agent (as defined in Section 2.01(v)), (b) the delivery of a Promissory Note in the amount of $1,525,000 (the "Promissory Note"), in the form attached hereto as Exhibit 2.01(i)(b), and (c) the delivery of that number of shares registered under the Securities Act of 1933, as amended (the "Securities Act"), of the Common Stock (as defined in Section 15.21(c)) which is equal to Four Million Two Hundred Fifty Thousand Dollars ($4,250,000) divided by the average closing price of the Common Stock (the "Average Stock Price") on the New York Stock Exchange, as announced in the Wall Street Journal at the close of business on each of the ten trading days preceding the third trading day prior to Closing; provided, however, if the Average Stock Price is less than $17.25, the price of $17.25 shall be the Average Stock Price for purposes of determining the number of shares of Common Stock to be issued hereunder; provided, further, if the Average Stock Price is more than $21.25 then the price of $21.25 shall be the Average Stock Price for purposes of determining the number of shares of Common Stock to be issued hereunder. The Base Price shall thereafter be increased or decreased to the extent necessary for the determination of the Adjusted Base Price as described in Section 2.01(iii).

         (ii) Seller will prepare financial statements as of December 31, 1994 (the "Valuation Date") for its 1994 fiscal year and have such financial statements (the "Valuation Date Financial Statements") audited by Deloitte and Touche, LLP, its certified public accountants (the "Seller's Accountants"). The Valuation Date Financial Statements shall be (a) unqualified by the Seller's Accountants with respect to the business and operations of the Group, (b) shall be prepared in accordance with generally accepted accounting principles, and (c) will be prepared by Seller's accounting department using the same accounting methods which were used in preparing the March 25, 1994 balance sheet (which methods were in compliance with GAAP), a copy of which is attached hereto as Schedule 2.01(ii). The Valuation Date Financial Statements shall be used as the basis from which to determine the Adjusted Base Price pursuant to Section 2.01(iii). The cost associated with the preparation of such financial statements and the audit thereof by Seller's Accountants will be borne by Seller. Buyer shall have the right to engage Price Waterhouse, LLP, its certified public accountants (the "Buyer's Accountants") to review the audited Valuation Date Financial Statements and the results of the audit and procedures of Seller's Accountants with respect to such financial statements. Except as otherwise provided in this subparagraph (ii), the cost associated with such review by Buyer shall be borne by Buyer.

          In the event that Buyer, within ten (10) days of its receipt of the Valuation Date Financial Statements, shall disagree with such financial statements, Buyer shall notify Seller in writing of such disagreement. If Buyer and Seller are unable to resolve their disagreement within five (5) days after notice to Seller of such disagreement, each such party shall refer the dispute to their respective certified public accountants to resolve the disagreement by mutual agreement of such certified public accountants within five (5) days, which resolution, when reached, shall be binding upon the parties. In the event that the Valuation Date Financial Statements are adjusted as a result of the review as described herein, and such adjustment results in a decrease of the Group's EBIT (as hereinafter defined) in an amount in excess of $50,000, all costs incurred by the Buyer and the Seller with respect to such review shall be borne entirely by Seller. However, if Buyer has disputed the Valuation Date Financial Statements and there is either (x) no adjustment to the Adjusted Base Price following such review, or (y) the adjustment to the Valuation Date Financial Statements following such review does not result in a decrease of the Group's EBIT in an amount in excess of $50,000, all costs incurred by the Buyer and the Seller with respect to such review shall be borne entirely by Buyer. Every effort will be made to complete and deliver to Buyer the Valuation Date Financial Statements no later than March 15, 1995. Any disagreement with respect to the Valuation Date Financial Statements which cannot be resolved in the foregoing manner shall subject to resolution in accordance with Sections 15.03 and 15.04 of this Agreement.

        (iii) From the information set forth on the audited Valuation Date Financial Statements, initially the Buyer shall determine and the Buyer and the Seller shall mutually agree on the earnings before interest and income taxes ("EBIT") of the Group, on a first-in, first-out ("FIFO") basis for the year ended December 31, 1994. The parties shall determine the "Adjusted Base Price" as follows:

               (a) The product of the following formula shall be added to, or subtracted from, the Base Price, as appropriate:

          2.5 x (EBIT - $3,300,000) = Adjustment to Base Price

               (b)  Subject to the limitations set forth in
subparagraph (c) below, the Adjusted Base Price is equal to the following:

          Base Price +/- Adjustment to Base Price = Adjusted Base
                                                  Price

               (c) Notwithstanding anything to the contrary contained herein, the Adjusted Base Price may not be greater than Sixteen Million Dollars ($16,000,000) nor less than Fourteen
Million Five Hundred Thousand Dollars ($14,500,000).

In the event that Seller shall disagree with the determination by Buyer of the Adjusted Base Price (as hereinafter defined), such dispute will be resolved in the same manner that disputes concerning the audited Valuation Date Financial Statements were resolved in Section 2.01(ii).

         (iv) The "Adjusted Purchase Price" shall be determined by making the following adjustments to the Adjusted Base Price:

               (a) The amount of the Net Assets (as hereinafter defined) as of the Valuation Date shall be determined on a FIFO basis (the "12/31/94 Net Assets Amount"). If the 12/31/94 Net Assets Amount is less than $11,316,617, there shall be a corresponding decrease in the Adjusted Base Price by such difference. However, if the 12/31/94 Net Assets Amount is greater than $11,316,617, there shall be a corresponding increase in the Adjusted Base Price by such difference.

               (b) The Adjusted Base Price, as increased or decreased in accordance with Section 2.01(iv)(a), shall be:

                    (1)  reduced by the amount, if any, by which
the reserve for Non-Qualifying Inventory (See Section
2.01(iv)(d)(1)) as of the Valuation Date exceeds the Inventory reserve for obsolescence on the Valuation Date Financial
Statements;

                    (2) reduced by the amount, if any, by which Non-Qualifying Accounts Receivable (See Section 2.01(iv)(d)(2)) as of the Non-Qualifying Receivables Determination Date exceeds the Accounts Receivable reserve for bad debts as of the Valuation Date; and

                    (3) increased by the amount, if any, by which the Accounts Receivable reserve for bad debts on the Valuation Date Financial Statements exceeds the amount of Non-Qualifying Accounts Receivable as of the Non-Qualifying Receivables Determination Date.

This result will then be the "Adjusted Purchase Price."

               (c) For purposes of this Section 2.01(iv) the term "Net Assets" shall be the difference between Purchased Assets and Assumed Obligations, determined on a FIFO basis, as computed from the Valuation Date Financial Statements approved by the Seller and the Buyer as provided in Section 2.01(ii). The Net Assets of the Group on March 25, 1994 is agreed by the parties hereto to be $11,316,617, which amount was determined based on the information set forth on the March 25, 1994 Group balance sheet, a copy of which is attached hereto as Schedule 2.01(ii). The Net Assets as of the Valuation Date will be determined by the mutual agreement of the Buyer and the Seller based on the Valuation Date Financial Statements. In the event that Buyer or Seller contests the accuracy of the Determination of Net Assets, such dispute will be resolved in the same manner that disputes concerning the Valuation Date Financial Statements were resolved in Section 2.01(ii).

               (d)  Non-Qualifying Inventory and Non-Qualifying
Accounts and Notes Receivable shall be determined and valued as follows:

                    (1) "Non-Qualifying Inventory" shall be those items of Inventory, as of the Valuation Date, which have not sold for the twelve (12) month period preceding the Valuation Date. In addition, if the Seller shall, as of the Valuation Date, have any item of Inventory which is in excess of two (2) times the number of items of such Inventory as were sold by the Group in the twelve
(12) month period immediately preceding the Valuation Date, then all of such items, and not merely those items in excess of two (2) times twelve (12) months' sales of such items, shall also be considered "Non-Qualifying Inventory." The reserve for Non-Qualifying Inventory shall be valued at sixty-five percent (65%) of the weighted average cost of the "Non-Qualifying Inventory.

                    (2)  "Non-Qualifying Accounts and Notes
Receivable" shall be determined as (A) any accounts and/or notes which are one hundred twenty (120) days or more past due on the date which is one hundred twenty (120) days after the Closing Date (the "Non-Qualifying Receivables Determination Date") which the Buyer elects to return and does return to the Seller , and (B) any service charges or unissued credits for items included as Accounts Receivable on the Valuation Date but which remain uncollected on the Non-Qualifying Receivables Determination Date, which the Buyer elects to return to the Seller.

     Within ten (10) days after the later of (i) the delivery to Buyer of the audited Valuation Date Financial Statements, (ii) the Non-Qualifying Receivables Determination Date, or (iii) the final resolution of any dispute concerning the calculation of the Adjusted Purchase Price (the "Adjusted Purchase Price Determination Date"), the Buyer shall determine, and give written notice to the Escrow Agent and Seller of, the Adjusted Purchase Price based upon such audited Valuation Date Financial Statements, or at Buyer's option upon the review of Buyer's Accountants engaged to review the results of the audit and procedures of Seller's Accountants. In the event that Seller shall disagree with the determination by Buyer of the Adjusted Purchase Price, such dispute will be resolved in the same manner that disputes concerning the Valuation Date Financial Statements were resolved in Section 2.01(ii).

          (v) The Escrowed Proceeds shall be delivered to Maguire, Voorhis & Wells, P.A., the attorneys for Buyer, as Escrow Agent (the "Escrow Agent"), to be deposited in an escrow account to be established by the Escrow Agent as a money market demand deposit account with Sun Bank, National Association, Orlando, Florida, under the escrow agreement referred to in Section 8.13. The Escrowed Proceeds shall be in an amount mutually agreed upon by the Seller and Buyer at Closing to be an estimate of the excess of Non-Qualifying Accounts and Notes Receivable over the amount of Seller's reserve for bad debts as of the Valuation Date (the "Escrowed Proceeds"). The balance in the escrow account, including the Escrowed Proceeds and any interest thereon, shall be paid to the appropriate party as hereinafter provided. Any interest earned on the Escrowed Proceeds in the escrow account will follow the settlement of the Escrowed Proceeds proportionately.

         (vi) After determination of the Adjusted Purchase Price as aforesaid, the parties shall be required to make the following payments:

               (a) To the extent that the Adjusted Purchase Price exceeds the Base Price, the Buyer shall pay immediately to the Seller the excess of the Adjusted Purchase Price over the Base
Price immediately following the Adjusted Purchase Price
Determination Date;

               (b) To the extent that the Base Price exceeds the Adjusted Purchase Price, such excess shall immediately be paid to Buyer by the Seller, and to the extent such sums are being held by the Escrow Agent pursuant to Section 2.01(v), the Escrow Agent shall remit to Buyer the amount required hereunder from such Escrowed Proceeds;

               (c) All sums required to be remitted by the Seller to the Buyer hereunder shall not be subject to the indemnity obligations set forth in Section 11.05 of this Agreement and represent an additional obligation of the Seller under this Agreement. The Buyer may withhold payments under the Promissory Note until such time as the Seller shall have paid all sums due the Buyer hereunder, to the extent such payments exceed the amount of the Escrowed Proceeds; and

               (d)  After the payments of the amounts under this
Section 2.01(vi), the Escrow Agent shall remit to Seller all remaining sums held by it pursuant to Section 2.01(v).

     Section 2.02 Allocation of Purchase Price. Each party agrees to report the purchase and sale contemplated herein on Internal Revenue Service Form 8594 and to mutually agree on the allocation of the consideration being paid by the Buyer for the Purchased Assets and for all other federal and state tax purposes in accordance with such allocation and within the applicable time periods required for such reporting. The written instrument of this allocation will be attached at Closing. In the event that Seller and the Buyer shall be unable to agree on the allocation of such consideration, then such dispute will be resolved in the same manner that disputes concerning the Valuation Date Financial Statements were resolved in Section 2.01(ii).

                           ARTICLE III

                CLOSING; DOCUMENTS OF CONVEYANCE

     Section 3.01 Closing. Subject to the satisfaction of the conditions set forth in Articles VIII and IX, the purchase and sale contemplated hereby shall be consummated at a closing (referred to herein as the "Closing") to be held at the offices of D'Ancona & Pflaum, Suite 2900, 30 N. Lasalle, Chicago, Illinois, starting at 10:00 a.m. local time on January 3, 1995 or at such other location, or such earlier or later date or time as the parties may mutually agree. The date the Closing occurs is referred to herein as the "Closing Date". The purchase and sale shall be deemed effective for all purposes as of the opening of business on the Closing Date (the "Effective Time"). The Buyer and the Seller may mutually agree to extend the Closing Date to a date not later than January 31, 1995.

     Section 3.02 Assignment and Assumption Agreements. At the Closing, the Buyer and the Seller shall execute and deliver to each other instruments of assignment and assumption, in form and content reasonably acceptable to counsel for the Buyer and the Seller, pursuant to which the Seller shall assign the Assumed Obligations (to the extent legally transferable to Buyer) to the Buyer and the Buyer shall assume all such obligations. The instruments of assignment and assumption are hereafter collectively referred to as the "Assignment and Assumption Agreements," and shall be in the form of Exhibit 3.02 attached hereto. With respect to the Leased Real Estate, the Seller shall also deliver to the Buyer copies of the landlord consents to the assignment of such leases to the Buyer and such landlord estoppel certificates, non-disturbance agreements, and waivers as the Buyer or the Buyer's lenders may reasonably request. With respect to the Assumed Contracts, the Seller shall also deliver to the Buyer copies of the consents to the other parties thereto to the assignment of the Assumed Contracts and such estoppel certificates as the Buyer may reasonably request. The Buyer shall reasonably cooperate with Seller in obtaining all such consents.

     Section 3.03   Other Instruments of Conveyance.  At the
Closing, the Seller shall execute and/or deliver to the Buyer the following instruments of conveyance (hereafter referred to as the "Other Instruments of Conveyance"):

          (a) A bill of sale conveying the Fixed Assets (including all manufacturers' and other warranties relating thereto) (the "Bill of Sale") and Inventory described in Section 1.01(a) and (b) to the Buyer, in the form attached hereto as Exhibit 3.03(a).

          (b) Certificates of title relating to the titled Rolling Stock, duly endorsed for transfer to the Buyer;

          (c) General Warranty Deeds conveying good and marketable record title to the Real Property and improvements thereon at each of the Locations, together with Title Insurance thereon;

          (d)  An assignment of all other Purchased Assets
(including without limitation the Seller's Prepayments); and

          (e) Such other instruments as may be reasonably requested by the Buyer to convey the Purchased Assets or any part thereto to the Buyer or to transfer any Permits to the Buyer.

All Other Instruments of Conveyance shall be free of all Encumbrances and shall be in form and content reasonably acceptable to counsel for the Buyer and the Seller.

     Section 3.04 Other Deliveries at Closing. At the Closing, in addition to the instruments described in Sections 3.02 and 3.03, the following deliveries shall be made:

          (a) The Seller shall deliver to Buyer (i) a sales tax status certificate issued by the appropriate regulatory authorities dated not less than five (5) days prior to the Closing Date indicating that all sales taxes required to be paid by the Seller as of such date have been paid (provided, however, that if the Seller cannot deliver said certificate, the Seller shall indemnify the Buyer for any sales tax matters pursuant to a separate indemnification agreement), (ii) the Noncompetition Agreements in the form attached hereto as Exhibit 3.04(a), and (iii) all certificates and opinions required by Article VIII, except such as may be expressly waived in writing by the Buyer;

          (b) The Buyer shall deliver to the Seller (i) the cash portion of the Base Price as set forth in Section 2.01(i), (ii) the Promissory Note, (iii) the shares of Common Stock as set forth in
Section 2.01(i), (iv) an Employment Agreement with Ray Lear in the form attached hereto as Exhibit 3.04(b); (v) a copy of the Buyer's blanket certificate of resale; and (vi) all certificates and opinions required by Article IX, except such as may be expressly waived in writing by Seller.

          (c) The Escrowed Proceeds shall be delivered to the Escrow Agent pursuant to Section 2.01(i)(a), together with such other deliveries as may be required by the provisions of Section
3.11.

     Section 3.05 Allocation of Closing Costs. At or promptly after the Closing, (a) the Buyer shall pay in a timely manner all documentary stamp taxes, if any, on the shares of Common Stock, and
(b) the Buyer shall pay all sales taxes and transfer fees relating to the Purchased Assets (other than the transfer fees and recording costs related to the Real Property which shall be the responsibility of the Seller), the transfer of the certificates of title described in Section 3.03(b) and, as applicable, the issuance of new license tags for the Rolling Stock. Except as otherwise provided in this Agreement, each party shall be responsible for and bear all of its own transactional costs and charges relating to the purchase and sale contemplated herein.

     Section 3.06 Prorations at Closing. All ad valorem taxes, general and special real property taxes, and special district levies and assessments, if any relating to the Purchased Assets for the 1994 calendar year shall be allocated as of the Closing Date based on the Seller's 1993 tax bills (with any subsequent adjustment to be paid by the appropriate party once the 1994 tax bills are delivered). All other operating expenses and liabilities relating to the ownership and operation of the Purchased Assets attributable to the period ending at the Effective Time (other than expenses included in the Assumed Obligations) shall be paid by the Seller as they fall due. All operating and other expenses relating to the ownership and operation of the Purchased Assets attributable to periods commencing on and after the Effective Time and all of the Assumed Obligations shall be the sole responsibility of the Buyer.

     Section 3.07 Transfer of Possession. Simultaneously with the Effective Time, the Seller shall give the Buyer full possession and enjoyment of the Purchased Assets.

     Section 3.08 Termination and Related Employee Matters. Simultaneously with the Effective Time, the Seller shall terminate all of its employees engaged in the business operations of the Group and that it no longer intends to employ as of the Effective Time and the Buyer shall employ such of the terminated employees as it determines in its sole discretion; provided, however, the Buyer shall give each employee of Seller that it hires credit for past years of service with the Seller for purposes of calculating such employee's ability to participate in, and benefits under, the Buyer's pension and welfare plans.

     Section 3.09 Utility Services. On the Closing Date or as soon thereafter as practicable, the Seller and the Buyer will cooperate with each other to arrange to obtain final readings with respect to all electricity, water, telephone, and other utilities serving the Real Property being purchased hereunder and the Leased Real Estate that is the subject of the Assumed Leases, and to have such services transferred to the Buyer's name immediately thereafter. All unpaid utility charges accrued through the Effective Time shall be paid by the Seller or accrued for on the Valuation Date Financial Statements.

     Section 3.10 Procedure Relating to Motor Vehicles. At the Closing, the Buyer and the Seller shall execute an affidavit prepared by the Seller, together with all other documentation required in transferring the certificates of title to the titled motor vehicles (and trailers) included in the Purchased Assets.
The affidavit shall identify each such motor vehicle by year, make, model and vehicle identification number and shall set forth the current odometer readings and the purchase price that the parties have mutually agreed to allocate to each such motor vehicle.

     Section 3.11 Other Actions and Instruments. The Buyer and the Seller shall take such other actions and shall execute and deliver such other instruments, documents and certificates at the Closing as are required by the terms of this Agreement or as may be reasonably requested by the Buyer or the Seller in connection with the Closing of the transactions contemplated by this Agreement.

                           ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF BUYER

          As an inducement to Seller hereunder, Buyer represents and warrants to Seller that:

     Section 4.01 Organization, Good Standing and Qualification. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. The Buyer is duly qualified to do business and is in good standing in each and every jurisdiction where the failure to qualify or to be in good standing would have a material adverse effect upon its financial condition, the conduct of its business or the ownership of the Purchased Assets.

     Section 4.02 Corporate Power and Authority. The Buyer has the requisite corporate power and authority to execute, deliver and perform its obligations under and pursuant to this Agreement, and all documents executed and delivered by Buyer in connection herewith, including without limitation, the requisite corporate power and authority to acquire the Purchased Assets and assume the Assumed Obligations upon the terms and conditions set forth herein. The execution and delivery of this Agreement and all documents executed and delivered by Buyer in connection herewith and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Buyer. This Agreement and all documents executed and delivered by Buyer in connection herewith will be duly executed and upon the execution and delivery thereof will be the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     Section 4.03 Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement and all documents executed and delivered in connection herewith, and the consummation of the transactions contemplated hereby do not and will not (a) contravene any provision of the Articles of Incorporation or the Bylaws of the Buyer, (b) violate, be in conflict with, constitute a default under, result in the termination of, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity, and effectiveness of any agreement, contract, commitment, indenture, lease or mortgage applicable to the Buyer, (c) violate any provision of law, rule, regulation, order, license, permit, authorization, or approval to which the Buyer is subject, or (d) violate any judgment, order, writ, prohibition, injunction or decree of any court, governmental body or arbitrator by which the Buyer is bound, except where such breach or conflict would not, individually or in the aggregate, have a material adverse effect on the Buyer.

     Section 4.04 Capitalization. The authorized capital stock of the Buyer consists of 20,000,000 shares of Common Stock, of which 6,148,944 shares of Common Stock were issued and outstanding as of October 20, 1994 and 10,000,000 shares of Preferred Stock, no par value, none of which were outstanding on October 20, 1994. All of such shares of outstanding Common Stock are duly authorized and validly issued, fully paid and nonassessable. The Common Stock shall have been duly authorized and issued and when issued shall be outstanding, fully paid and nonassessable. Subject to the provisions of Article X, as of the Closing Date, the Common Stock will be properly registered under the Securities Act of 1933, as amended, and all applicable state securities laws and Seller shall be entitled to freely transfer such Common Stock in compliance with such laws.

     Section 4.05 Regulatory Approvals. All consents, waivers, approvals, authorization or exemptions from governmental entities and other third parties and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer in order to permit the consummation of the transactions contemplated by this Agreement have been obtained and satisfied or will be obtained and satisfied prior to the Closing.

     Section 4.06 Copies of Articles and Bylaws. The copy of the Buyer's Articles of Incorporation and Bylaws (the completeness and accuracy of which will be certified by an authorized officer of the Buyer at Closing) which have been delivered to the Seller are true, complete and correct in full force and effect as of the date hereof and will be in effect on the Closing Date.

     Section 4.07 Inventory Held for Resale. The Buyer intends to hold the Inventory for resale to customers and for no other purpose.

     Section 4.08 Litigation: Compliance with Laws. (a) To the best of Buyer's knowledge, there is no suit, action, claim, investigation, arbitration, administrative or legal or other proceeding or governmental investigation pending or threatened against the Buyer, which may adversely affect the Buyer in an amount in excess of Five Hundred Thousand Dollars ($500,000), nor
(b) to the best of Buyer's knowledge, has the Buyer failed to comply with any law, including without limitation all ordinances, requirements, regulations, or orders applicable to the Buyer, nor
(c) to the best of Buyer's knowledge, has the Buyer violated any order, writ, injunction, judgment, or decree of any court or federal, state or local department, official, commission, authority, board, bureau, agency, or other instrumentality which was issued against or is pending against the Buyer, which violation might have a material adverse effect on the financial condition, business or results of operations of the Buyer.

     Section 4.09 Brokers' or Finders' Fees. No broker, Person or firm acting on behalf of the Buyer or under its authority is or will be entitled to any commission, broker's or finder's fee or financial advisory fee from the Buyer in connection with any of the transactions contemplated herein.

     Section 4.10 Completeness of Disclosure. No representation or warranty by the Buyer in this Agreement contains or at the Effective Time will contain any false or misleading statement of material fact or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

     Section 4.11   Buyer's Filings with SEC.

          (a) The Buyer is current with all its filings with the Securities and Exchange Commission (the "SEC") and any other securities regulatory agency or governmental body required by the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and the regulations promulgated thereunder or any other applicable securities laws.

          (b) Buyer has heretofore delivered to the Seller: (i) the annual reports on Form 10-K for its fiscal years ended January 28, 1994 and January 29, 1993; (ii) its quarterly reports on Form 10-Q for its fiscal quarters ending April 30, 1994 and July 31, 1994; (iii) its proxy or information statements relating to meetings of the stockholders of Buyer since January 28, 1994; and
(iv) all of its other reports, statements, schedules, and registration statements (including exhibits and schedules thereto) filed with the SEC since January 28, 1994 and through the date of this Agreement (the "SEC Filings").

          (c) As of their respective filing dates, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                            ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF SELLER

          As an inducement to Buyer hereunder, Seller represents and warrants to Buyer that, except as the contrary expressly may be indicated in this Agreement or in the Schedules and Exhibits attached hereto:

     Section 5.01 Organization, Good Standing and Qualification. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio. The Seller is duly qualified to do business and is in good standing in each and every jurisdiction where the failure to qualify or to be in good standing would have a material adverse effect upon its financial condition, the conduct of its business or the ownership of the Purchased Assets.

     Section 5.02 Corporate Power and Authority. The Seller has the requisite corporate power and authority to execute and deliver the Agreement and subject to obtaining third party consents from Triumph and Star Bank, National Association, at Closing, to perform its obligations under and pursuant to this Agreement and all documents executed and delivered by Seller in connection herewith, including without limitation, the requisite corporate power and authority to sell the Purchased Assets and transfer the Assumed Obligations upon the terms and conditions set forth herein. The execution and delivery of this Agreement and all documents executed and delivered by Seller in connection herewith and subject to obtaining third party consents from Triumph and Star Bank, National Association, at Closing, the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement and all documents executed and delivered by Seller in connection herewith will be duly executed and upon the execution and delivery thereof will be legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     Section 5.03 Validity of Contemplated Transactions. Except as set forth on Schedule 5.03 attached hereto, the execution, delivery and performance of this Agreement and all documents executed and delivered in connection herewith, and the consummation of the transactions contemplated hereby do not and will not (a) contravene any provision of the Articles of Incorporation or Code of Regulations of the Seller, (b) violate, be in conflict with, or constitute a default under, any agreement, contract, commitment, indenture, lease or mortgage, to which the Seller is a party or by which the Seller or the Purchased Assets are bound, (c) to the best of Seller's knowledge, violate any material provision of any law, rule or regulation of any governmental authority, administrative body or agency applicable to Seller, or (d) violate any judgment, order, writ, prohibition, injunction or decree specifically applicable to the Seller or the Purchased Assets of which Seller has knowledge.

     Section 5.04 Regulatory Approvals. All consents, waivers, approvals, authorizations or exemptions from governmental entities and other material requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Seller in order to permit the consummation of the transactions contemplated by this Agreement have been obtained or satisfied or will be obtained or satisfied prior to the Closing.

     Section 5.05 Copies of Articles and Code of Regulations. The copy of the Seller's Articles of Incorporation and Code of Regulations (the completeness and accuracy of which will be certified by an authorized officer of the Seller at Closing) which have been delivered to the Buyer are true, complete and correct in full force and effect as of the date hereof and will be in effect on the Closing Date.

     Section 5.06 Liabilities and Obligations of Seller. The Seller understands and acknowledges that the Buyer is not assuming any liabilities or obligations of the Seller other than the Assumed Obligations. All such liabilities or obligations other than the Assumed Obligations shall continue to be the obligation of Seller.

     Section 5.07 Condition of and Title to Purchased Assets. Except as set forth on Schedule 5.07 attached hereto or Section 6.09, (a) all of the Purchased Assets (other than the Real Property) are in good condition and repair, ordinary wear and tear excepted, and (b) the Seller at Closing will have, good title to all of the Purchased Assets, free and clear of any and all Encumbrances and restrictions of any nature whatsoever, other than the restrictions affecting the Real Property approved in writing by the Buyer pursuant to Section 6.09. In the case of leased assets which are included in the Purchased Assets, to Seller's knowledge all such assets have been maintained in a condition required by their respective leases in all material respects, none of which will result in material charges to Buyer for excess wear and tear on or to such items.

     Section 5.08 Material Contracts. Schedule 5.08 attached hereto contains a true and complete listing of the following oral and written material contracts (and all amendments, supplements, and modifications thereto) to which the Seller, for the benefit of the Group, is a party: (a) any contract or agreement relating to capital expenditures in excess of $50,000; (b) all current or pending contracts or agreements between the Seller and any other party which involve, in the aggregate, the payment or receipt by the Seller of more than $50,000, which cannot be cancelled by the Seller without penalty upon thirty (30) days notice; (c) any loan or advance to, or investment in, any Person or any contract or agreement relating to the making of any such loan, advance, or investment in excess of $50,000; (d) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person; (e) any management, consulting, employment, severance, union, termination or other agreement or similar contract or agreement; (f) any contract or agreement limiting the freedom of Seller or its successors from engaging in any line of business, soliciting employees or customers, competing with any person and any contract or agreement where any Person has agreed not to compete with Seller or its Affiliates; (g) any contract, agreement or obligation to complete an existing customer's job or purchase order which, to the best knowledge, information, and belief of the Seller may reasonably be expected to have a potential material adverse impact on the business or operations of Group; (h) any contract, commitment, or agreement between (1) Seller and (2) any shareholder, officer, employee or Director (or any of their Affiliates) of Seller that are relevant to the Group; and (i) all concession agreements.

     Such listing identifies the parties to the contract and the nature of the Agreement. True and complete copies of all such contracts and agreements have been made available for review by Buyer or its representatives.

     Section 5.09 Assumed Leases and Contracts. Subject to receipt of all necessary third party and lessor consents, at the Closing, the Buyer will receive the Seller's entire right, title and interest in the Assumed Leases and the Assumed Contracts, free and clear of all Encumbrances and restrictions. To the best of Seller's knowledge, each of the Assumed Leases and Assumed Contracts is valid, binding, in full force and effect, and enforceable by or against Seller in accordance with their respective terms and conditions, and to the best of Seller's knowledge, upon assignment and assumption by Buyer, will be enforceable by Buyer in accordance with their respective terms, subject to bankruptcy, insolvency and laws affecting the rights of creditors generally. To the best of Seller's knowledge there is no existing material default thereunder or material breach thereof or condition which, with the passage of time or notice or both, might constitute a default thereunder. There has been no termination or, to Seller's knowledge, threatened termination or notice of default (not heretofore cured) relating to any such lease or contract. Prior to the Closing, the Seller will obtain all necessary consents to the assignment of the Assumed Leases and Assumed Contracts to the Buyer at the Closing. Except as set forth on Schedule 5.09 attached hereto and except for the Assumed Leases, there are no leases, agreements or commitments, written or oral, pursuant to which the Group uses or occupies or has the right to occupy, any real property (except for the Real Property or the Leased Real Estate that is the subject of the Assumed Leases) now or in the future in connection with the business of the Group.

     Section 5.10 Concerning the Leased Real Estate and the Real Property. With respect to the Group, the Seller does not own, lease or use any real estate other than the Leased Real Estate and the Real Property in connection with the present business operations of the Group. Further representations and warranties as to the Leased Real Estate and the Real Property are as follows, and are subject to the disclosures set forth on Schedule 5.10 attached hereto:

          (a)  The only person in occupancy of the Leased Real
Estate and the Real Property is the Group. The Leased Real Estate and the Real Property is not homestead property, and no person resides at the Leased Real Estate or the Real Property.

          (b) To the knowledge of the Seller, the Real Property and the Leased Real Estate that is the subject of the Assumed Leases is zoned to permit the operations of the Group being conducted on the Leased Real Estate and the Real Property as of the date of this Agreement. To the best of Seller's knowledge, there are no planned or threatened changes to the current zoning or land use designations of the Leased Real Estate or the Real Property.

          (c) The Seller has not received any notice or communication from any governmental entity indicating that any condition exists with respect to the Leased Real Estate or the Real Property or with respect to the improvements thereon that violates any city, county, state or federal law, ordinance, regulation, ruling or code, including, without limitation, the Environmental Laws (as defined in Section 5.25). The Seller has not received from any insurance carrier insuring or proposing to insure the Leased Real Estate or the Real Property or any other person any notice or other communication noting any dangerous or illegal condition at the Leased Real Estate or the Real Property or any other condition at the Leased Real Estate or the Real Property otherwise requiring material corrective action;

          (d) The Real Property is not subject to any outstanding lease, agreement of sale (except for this Agreement), option or other right of a third party to acquire any interest therein.

          (e) To the best of Seller's knowledge, the Leased Real Estate is not subject to any outstanding lease (other than the Assumed Leases), agreement of sale (except for this Agreement), option or other right of a third party to acquire any interest therein.

          (f) To the best of Seller's knowledge there is ingress and egress to and from the Leased Real Estate or the Real Property of record adequate for the use of the Leased Real Estate or the Real Property as currently operated by the Seller. To the best of Seller's knowledge, and except as set forth on either Schedule 5.08 or Schedule 5.09, the Seller has made no material off-record agree-ments affecting the ownership, use or operation of the Leased Real Estate or the Real Property.

          (g) To the knowledge of the Seller, all public utili-ties, including, without limitation, sewers, water, electric, gas, and telephone, required for the operation of the Leased Real Estate and the Real Property as presently operated are installed and operating, and all installation and connection charges therefor have been paid in full. The Seller has not received any notice stating that the Group will not be able to obtain adequate supplies of water to operate the business of the Group on the Leased Real Estate and the Real Property as presently conducted, or that the provision of utilities violates any public or private easement.

          (h) The Seller has received no notice that any part of any improvements on the Leased Real Estate and Real Property en-croaches upon any property adjacent thereto or upon any easement, nor is there, to Seller's knowledge, any encroachment or overlap upon the Leased Real Estate and Real Property.

          (i) To the knowledge of the Seller, there is no underground or buried storage tank or drum located on the Leased Real Estate and Real Property, except for the underground storage tanks described in Schedule 5.10. Each of the underground storage tanks on the Leased Real Estate and the Real Property described in
Schedule 5.10 is in material compliance with all applicable requirements of law in all material respects, has been duly per-mitted and inspected in accordance with all applicable requirements of law, and no deficiencies have been noted in any inspections thereof. No law (i) that is presently in effect, (ii) that has been passed prior to the date hereof but with a delayed effective date, or (iii) that, to the Seller's knowledge, has been proposed, would require any of such underground storage tanks to be relocated above ground within five (5) years from the date of this Agreement.

          (j) To the knowledge of the Seller, except as set forth on Schedule 5.10 attached hereto, the Group has no Hazardous Materials Liabilities, and neither the Purchased Assets, the operations of the Group nor the operations of its predecessors in interest on the Leased Real Estate or the Real Property will carry with them any Hazardous Materials Liabilities (x) for which the Buyer could be responsible, or (y) that would materially and adversely affect the ability of the Buyer to use the Leased Real Estate and the Real Property in the manner heretofore used by the Group.

     Section 5.11 Buildings, Structures and Other Improvements. Except as set forth on Schedule 5.11 attached hereto, (a) on the Closing Date the buildings, structures and other improvements constituting part of the real property subject to the Assumed Leases and included on the Real Property being purchased hereunder (collectively the "Structures") will be in a good state of repair and operating condition, reasonable wear and tear and normal usage excepted; (b) to the best of Seller's knowledge, the Structures do not contain any latent defects; (c) all of the Structures comply in all material respects with all applicable building, fire, and other applicable laws, codes and regulations; and (d) the Fixed Assets will include all fixed assets of any material value used in the business operations of the Group. The Seller is not leasing or holding for consignment any of its Fixed Assets or Inventory except as set forth on Schedule 5.11. Seller has no notice that there are any outstanding special tax assessments against any of the Seller's Fixed Assets or Inventory.

     Section 5.12 Financial Statements. The Seller's Financial Statements consisting of: (a) audited balance sheets, statements of income and retained earnings, and statements of cash flows, and the footnotes thereto, for the years ended December 31, 1993 and 1992 for the Group, accompanied by the opinion of the Seller's Accountants, and (b) the interim financial statements for the period ended September 25, 1994 for the Group, are attached hereto as Schedule 5.12 and incorporated by reference herein (such balance sheets and statements being referred to herein collectively as the "Financial Statements"). September 25, 1994 is hereafter referred to as the "Financial Statement Date." To the best of Seller's knowledge, the Seller's Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods noted, except for the absence of footnotes for the interim periods, and present fairly in all material respects the financial condition of the Seller on the last day of and the results of operations for the respective periods ended on such dates. To the best knowledge of Seller, there are no liabilities or obligations, absolute, fixed or contingent, known or unknown, of the Group or of the Seller that are relevant to the Group that are required to be disclosed on financial statements prepared in accordance with GAAP, except (x) those reflected in or otherwise provided for in the Financial Statements, and (y) those arising in the ordinary course of business since the Financial Statement Date, except as set forth on
Schedule 5.12 attached hereto. Since the Financial Statement Date, there has been no material adverse change in the financial condition of the Seller or the Group. The income statements included in the Financial Statements do not materially overstate net income before income taxes for the periods included therein.

     Section 5.13 Certain Tax Matters. The Seller has duly filed all federal, state, and local tax returns and reports required to be filed by it and all taxes for which Seller is or could be liable have either been paid, withheld or reserved. The Seller's income tax returns have not been audited except as noted on Schedule 5.13 attached hereto, and all such returns have been properly completed and filed on a timely basis and such returns are true and correct in all material respects. As of the time of filing, all such returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities, status or other matters of the Seller or any information required to be shown thereon. Except as set forth on Schedule 5.13 attached hereto, the Seller has not (i) entered into any agreements for the extension of time or for the assessment of any tax or tax delinquency which would adversely affect the Buyer or the Purchased Assets or (ii) received any outstanding or unresolved notices from the Internal Revenue Service or any taxing body of any proposed deficiency or assessment. To the best of the Seller's knowledge, the Seller has properly paid all sales and use taxes due with respect to its business operations and withheld all amounts, if any, required by law to be withheld for income taxes and unemployment taxes, including without limitation, social security and unemployment compensation, relating to its employees, and remitted such withheld amounts to the appropriate taxing authority.

     Section 5.14 Ad Valorem, Real Property Tax Matters. There are no taxes, fees, or assessments of any kind or nature whatsoever which are presently due or, to the best of Seller's knowledge, which will or may become due with respect to the Purchased Assets, except for ad valorem personal property taxes, general and special real property taxes and special district levies and assessments, if any, for the current calendar year, which have been prorated and accrued for in accordance with Section 3.06. Any taxes, fees or assessments of any kind or nature arising out of the Group's business activities prior to Closing shall be the responsibility of the Seller, except to the extent assumed by Buyer in the Assumed Obligations.

     Section 5.15 Litigation: Compliance with Laws. (a) The Seller has not been served with any notice of any legal proceeding, and to the best of Seller's knowledge, there is no material suit, action, claim, investigation, arbitration, administrative or legal or other proceeding or governmental investigation pending or threatened against the Seller or the Purchased Assets except as disclosed on Schedule 5.15 nor (b) to the best of Seller's knowledge, has the Seller failed to comply with any law, including without limitation all ordinances, requirements, regulations, or orders applicable to the Seller, nor (c) to the best of Seller's knowledge, has the Seller violated any order, writ, injunction, judgment, or decree of any court or federal, state or local department, official, commission, authority, board, bureau, agency, or other instrumentality which was issued against or is pending against the Seller, which violation might have a material adverse effect on the financial condition, business or results of operations of the Seller, or, the Purchased Assets.

     Section 5.16 Permits and Licenses. To the best of Seller's knowledge, the only permits, licenses, approvals or other authorizations (hereafter referred to as the "Permits") necessary for the complete operation of the Group's business as it is presently operated, have been obtained, are in full force and effect, and are listed on Schedule 5.16 hereto. To the best of Seller's knowledge, all such Permits are currently valid and no revocation, cancellation or withdrawal thereof has been effected or, to the best of Seller's knowledge, threatened.

     Section 5.17 Intellectual Properties. To the best of Seller's knowledge, except as set forth on Schedule 1.01(d) attached hereto, the Seller owns no trademarks, service marks, trade names, copyrights, patents or applications for any of the foregoing and none are used in connection with the Group's business. The Seller will transfer, without warranty, all intellectual property rights it may own in respect of the business operations of the Group to the Buyer. The Seller has no knowledge of any claim or reason to believe that the Seller is or may be infringing on or otherwise acting adversely to the rights of any person under or in respect of any proprietary rights. The Seller is not obligated to make any payments by way of royalties, fees, or otherwise to any owner or franchisor, licensor, permitter, or easement grantor of, or other claimant to, any trademark, service mark, trade name, trade secret, copyright, or patent with respect to the use thereof, in connection with the conduct of its business operations, except to sanctioning bodies whose name it uses on its products.

     Section 5.18 All Necessary Assets. The Purchased Assets, the Assumed Purchase Orders, the Assumed Contracts, the Assumed Leases, the Customer Deposits and the Materials Purchase Obligations constitute all of the assets, contracts and leases used in the operation of the Group's business other than the Excluded Assets.

     Section 5.19 Labor or Employee Disputes; Employment Matters. Except as set forth on Schedule 5.19 attached hereto, with respect to the Group the Seller is not a party to any contract or other agreement with any labor union and is not experiencing or the subject of, or to the best of Seller's knowledge, threatened by, any union organization campaign or any strike, slowdown, picketing, work stoppage, or other labor disturbance by any labor union or group of employees and there have not been any, strikes, walkouts, work stoppages, slow downs, or other material labor difficulties affecting the Group's operations since May 1, 1987. To the best of Seller's knowledge, no Person (including, but not limited to, any federal, state, county or local government or other governmental, regulatory or administrative agency or authority) has any claim or basis for any suit, action, claim, proceeding or investigation against the Seller regarding the operations of the Group arising out of any statute, law, ordinance, code, rule or regulation relating to discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, The Fair Labor Standards Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Sec. 1981, the Rehabilitation Act of 1973, as amended, the Age Discrimination in Employment Act of 1967, as amended, or the Americans with Disabilities Act of 1990) which, if upheld, would have a material adverse effect on the business, assets, properties, operations, results of operations, condition (financial or otherwise) or prospects of the Group or the Seller. To the best knowledge of the Seller, the employment or termination of any of the Group's employees within the past five (5) years, has been in material compliance with all applicable laws, rules and regulations.

     Section 5.20 Inventory. To the best of Seller's knowledge, the Inventory is and at the Effective Time will be merchantable and in salable condition in all material respects and no portion of the Inventory is or at the Effective Time will be obsolete or unusable except as set forth in the Financial Statements.

     Section 5.21 Employee Compensation. Schedule 5.21 hereto is a list of all employees of the Seller relating to the Group or to the Group's operations, their dates of hire, positions, base salaries and commissions or bonus schedules, and a list of all employment contracts with the Seller's employees related to the Group or to the Group's operations, and all employee manuals which have been distributed to or otherwise apply to the Seller's employees.

     Section 5.22 No Changes. Between the date of the most recent unaudited financial statements that heretofore have been delivered to Buyer by the Seller and the date of this Agreement (i) there has not been any material change in the business or condition, financial or otherwise, or in the results of operations or prospects of the Group, or in the Purchased Assets or Assumed Obligations, and to the best knowledge, information, and belief of Seller, no fact or condition exists or is contemplated or threatened that might cause such a change in the future, and (ii) with respect to the Group there has not been:

          (a) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Purchased Assets, financial condition, operating results, prospects or business of the Group;

          (b) any waiver by the Seller of a valuable right or of a material debt owed to it relating to the Group;

          (c) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Seller, except in the ordinary course of business consistent with past practices and that is not material to the Purchased Assets, financial condition, operating results or business of the Seller or the Group;

          (d) any default (including without limitation, any event that with the giving of notice or passage of time would cause a default), termination or threatened termination under or amendment to any material agreement, arrangement, contract, lease or license that constitutes a portion of the Purchased Assets or any other material contract or agreement relating to the Group or the Purchased Assets;

          (e) any material change in any compensation arrangement or agreement with any employee (including, without limitation, any increase in the rate of wages, salaries, bonuses or other remuneration of any employee of the Group) except in the ordinary course of business and consistent with the ordinary cycles of employee review and past practices;

          (f) any sale, assignment or transfer of any assets of the Group, except in the ordinary course of business consistent with past practices;

          (g) any resignation or termination of employment of any officer or key employee of the Group, other than the resignation of the director of operations of The Treaty Supply division; and the Seller, to the best of its knowledge, information, and belief, does not know of the impending resignation or termination of employment of any such officer or key employee;

          (h) to the best of Seller's knowledge, information, and belief, any material change in its relations with the Group's employees or independent contractors;

          (i) receipt or notice that there has been a loss of, or material order cancellation by, any major customer or supplier of the Group;

          (j) the mortgage, pledge, encumbrance, restriction, security interest, transfer of a security interest in, or lien, created by the Seller, with respect to any of the Purchased Assets, except liens for taxes not yet due or payable;

          (k) any bonuses or profit sharing distribution of any kind or any loans or guarantees made by the Seller relating to the Group or its operations, to or for the benefit of any of its employees, officers or directors, or any members of their immediate families, other than travel advances and other business-related advances made in the ordinary course of business consistent with past practices;

          (l) any declaration, setting aside, or payment of any dividend or other distribution in respect of any of Seller's capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock or any option, warrant, or other right to purchase or acquire any such stock by Seller;

          (m) any capital expenditure or commitment therefor, except in the ordinary course of business consistent with past practices;

          (n) any incurrence of indebtedness or guaranty of indebtedness, liability or obligation by Seller, except for the obligations incurred in the ordinary course of business consistent with past practices;

          (o) any change in the method of accounting or auditing practice;

          (p) any write-off as uncollectible of any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves consistent with past practices, none of which individually or in the aggregate is material to the Seller;

          (q) to the best of Seller's knowledge, any other event or condition of any character that is likely to materially affect the Purchased Assets, prospects, financial condition, operating results or business of the Group (as such business is presently conducted and as it is proposed to be conducted);

          (r) any business conducted by Seller with respect to the Group or the Group's operations, or any transaction entered into by Seller with respect to the Group or the Group's operations, except in the ordinary course of business consistent with past practices; or

          (s) any agreement or commitment by the Seller to do any of the things described in this Section.

     Section 5.23   No Affiliates' Assets, Leases or Contracts.
(a) None of the Purchased Assets are owned by any person other than the Seller, and (b) all of the Assumed Contracts and Assumed Leases are with Persons who are not Affiliates of the Seller and were negotiated at arms' length, except as listed in Schedule 5.23 attached hereto.

     Section 5.24 Insurance Coverages. Schedule 5.24 attached hereto contains a true, complete and correct listing of all policies of fire, liability, and other forms of insurance, including the amounts and types of coverages pursuant to which the Seller and the Purchased Assets are insured. All of such insurance policies shall be kept in full force and effect until the first to occur of (a) three (3) business days after the Closing or (b) notification that the Buyer's insurance has become effective. All of such insurance policies provide that a third party, such as the Buyer, may be subrogated to the rights of Seller, with respect to all claims concerning the Purchased Assets which might be asserted against the Buyer for occurrences occurring prior to Closing.

     Section 5.25 Environmental Matters. To the best of Seller's knowledge, and except as set forth on Schedule 5.25 attached hereto, with respect to the Group, Seller has not, during its ownership of the Purchased Assets, generated, processed, distributed, transported, used, treated, stored, handled, emitted, discharged, released or disposed of (or caused any person or entity to do any of the foregoing or assisted any person or entity in doing any of the foregoing) any oil, gasoline, petroleum-related products, hazardous substances, hazardous waste, or pollutants or contaminants (as defined by CERCLA), including, without limitation, asbestos or asbestos containing materials, PCB's or urea formaldehyde, except in accordance with applicable laws or any product which may give rise to Hazardous Materials Liabilities.
For purposes of this Section 5.25, the following terms shall have the following meanings:

          (i) The term "Hazardous Materials" shall mean (a) hazardous materials, contaminants, constituents, medical wastes, hazardous or infectious wastes and hazardous substances as those terms are defined in any Environmental Laws, including without limitation the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C. Sec. 1801 et seq. (the "HMTA"), the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. Sec. 9601 et seq. (as so amended, "CERCLA"), the Clean Water Act, 33 U.S.C. Sec. 1251 et seq. (the "CWA"), and the Clean Air Act, 42 U.S.C. Sec. 7401 et seq. (the "CAA"); (b) petroleum, including crude oil and any fractions thereof; (c) natural gas, synthetic gas and any mixtures thereof; (d) asbestos and/or asbestos-containing materials; and (e) polychlorinated biphenyl ("PCBs") or materials or fluids containing PCBs in excess of 50 parts per million (ppm);

         (ii) The term "Hazardous Materials Liabilities" shall mean any and all damages, losses, liabilities, disabilities, fines, penalties, costs or expenses (including reasonable attorneys' fees) incurred or to be incurred, whether absolute, fixed or contingent, civil or criminal, and whether arising under federal law or state law, incurred or to be incurred in connection with the handling, storage, transportation, or disposal of any Hazardous Materials; and

        (iii) The Term "Environmental Laws" shall mean any statute, law, ordinance, code, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree or authorization, including the requirement to register storage tanks, established or enacted for, or relating to, the protection of the environment or the health and safety of any Person (including, without limitation, those relating to (a) the HMTA, CERCLA, the CWA, the CAA or the Resource Conservation and Recovery Act, 42 U.S.C. Sec.6903 et seq.; (b) emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, including, without limitation, into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; or (c) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials.

     Section 5.26 Customers and Sales. Schedule 5.26 attached hereto and incorporated herein by reference, is a true and accurate list of the top twenty (20) customers of, and suppliers to, the Group for the fiscal years ended December 31, 1992 and 1993, and the eight months ended August 25, 1994. Except as set forth on
Schedule 5.26 attached hereto, the officers and Directors of Seller do not possess, directly or indirectly, any financial interest in, or as a director, officer or employee of, any Person that is a supplier, customer, lessor, lessee, or competitor of the Group. No customer or supplier of the Seller has advised the Seller that it intends to cease doing business with the Seller (or the Buyer after the Closing).

     Section 5.27   Benefit Plans.  To the best knowledge of the
Seller:

          (a) The Seller neither sponsors nor otherwise participates in, nor has Seller previously sponsored or otherwise participated in any Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA) that is subject to the minimum funding standards of Section 412 of the Internal Revenue Code of 1986, as amended (the "Code") or Section 301, et seq. of ERISA.

          (b) No Non-Exempted Prohibited Transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Employee Benefit Plan (as defined in Section 3(3) of ERISA) sponsored by the Seller and covered by Part 4 of Subtitle B of Title I of ERISA.

          (c)  With respect to any self-funded Employee Welfare
Benefit Plan (as defined in Section 3(1) of ERISA), such plan is fully funded on a present value actuarial basis, except as set forth on Schedule 5.27 attached hereto.

          (d) Except as otherwise set forth in Schedule 5.27 hereto, the Group is not now, nor has it been during the preceding five years, a contributing employer to a Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA).

          (e) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Seller, threatened, that could reasonably be expected to be asserted against any Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or the assets of any such plans. To the best of Seller's knowledge, no civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA or any other federal or state law is pending or threatened against any fiduciary of any such plans. To the best of Seller's knowledge, no Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any fiduciary thereof, has been, or is currently, the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

          (f) To the best of Seller's knowledge, all of the Employee Pension Benefit Plans and Employee Welfare Benefit Plans maintained by the Seller comply currently, and have complied in the past, both as to form and operation, with their terms and with the provisions of ERISA and the Code, and all other applicable laws, rules and regulations. All necessary governmental approvals and determinations for the Employee Pension Benefit Plans have been obtained, including where applicable, a favorable determination (covering all changes or amendments required by TEFRA, DEFRA and REA) as to the qualification of such plans under Sections 401(a) and 501(a) of the Code. Each of the Employee Pension Benefit Plans maintained by the Seller has either obtained a favorable determination (covering all changes or amendments required by TRA '86 and subsequent pension legislation, regulations or rulings) from the Internal Revenue Service as to its qualification under Sections 401(a) and 501(a) of the Code or is within the remedial amendment period (as provided in Section 401(b) of the Code) for making any required changes or amendments, and nothing has occurred since the date of each such determination or recognition letter that would adversely affect such qualification.

          (g) Except as otherwise set forth in Schedule 5.27 hereto, the Seller is not a party to, or has no liability under, any nonqualified plan of deferred compensation (whether funded or unfunded).

          (h) Except as otherwise set forth in Schedule 5.27 hereto, all discretionary, employer contributions that have been declared by the Seller have been contributed to the Treaty Company Employees' (401(k)) Profit Sharing Plan (the "Plan"), and all employer matching contributions for employee 401(k) contributions made to the Plan prior to Closing, have been made and contributed to the Plan.

          (i) For purposes of all Sections of this Agreement dealing with ERISA, the term "Seller" shall mean the Seller and each trade or business (whether or not incorporated) that together with the Seller would be treated as a single employer under the provisions of Titles I or IV of ERISA.

          (j) To the best of Seller's knowledge, the Seller has complied with all provisions of the health care continuation coverage requirements of Code Section 4980B, the Family and Medical Leave Act of 1993, and the regulations thereunder.

          (k) Except as set forth on Schedule 5.27 hereto, the Seller does not have in effect any Employee Benefit Plans or employee health insurance plans. Seller intends to maintain such plans following the Closing. The Plan permits, or prior to Closing shall be amended to permit, employees of Seller hired by the Buyer to roll or directly transfer their vested account balances to a qualified Employee Pension Plan at no cost to Buyer.

          (l) The Seller agrees that the termination of employees in connection with this Agreement shall constitute a partial termination of the Plan, and accordingly all such terminated employees shall be one hundred percent (100%) vested in all their accounts in the Plan.

     Section 5.28 Brokers' or Finders' Fees. The Seller has employed the services of Banc One Capital Corporation which will be entitled to a commission, payable by Seller, upon the Closing of the transactions contemplated by this Agreement. No other broker, Person or firm acting on behalf of the Seller or under the authority of either the Seller is or will be entitled to any commission, broker's or finder's fee or financial advisory fee from the Seller in connection with any of the transactions contemplated herein.

     Section 5.29 Investment Information. Seller represents that it has been furnished with or has had access to the information such parties have requested from the Buyer and has had an opportunity to ask questions and receive answers from management of Buyer. The Seller acknowledges that it has received and reviewed copies of the SEC Filings. Seller further represents that it is either (i) an "accredited investor" (as that term is defined in Rule 501(a) promulgated pursuant to the Securities Act), or (ii) alone, or together with a "purchaser representative" (as that term is defined in Rule 501(h) promulgated pursuant to the Securities
Act), has such knowledge, experience and skill in business and financial matters and with respect to investments in securities so as to enable it to understand and evaluate the merits and risks of the acquisition of the shares of Common Stock and to form an investment decision with respect to such investment.

     Section 5.30 Seller Not a Foreign Person. The Seller is not a "foreign person" within the meaning of Section 1445, et seq., of the Code.

     Section 5.31 Completeness of Disclosure. No representation or warranty by the Seller in this Agreement contains or at the Effective Time will contain any false or misleading statement of material fact or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

                           ARTICLE VI

                 ACTIVITIES PRIOR TO THE CLOSING

     Section 6.01 Activities Prior to Closing. The Seller hereby covenants and agrees that from and after the date hereof to the Closing Date, the Seller will, in all material respects, conduct the business of the Group solely in the ordinary course and in a reasonably prudent manner consistent with past practices and the Seller will in connection with the operation of the business of the
Group:

          (a) Engage in no material transaction out of the ordinary course of business except as contemplated herein and will operate the business of the Group in the ordinary course of business except as contemplated herein;

          (b) Not merge or consolidate the Seller with any other corporation or allow it to acquire or agree to acquire or be acquired by any corporation, association, partnership, joint venture, or other entity;

          (c) Not sell, assign, lease, transfer, or otherwise dispose of any of the Purchased Assets without the prior written consent of the Buyer (which consent shall not be unreasonably withheld), except in the ordinary course of business;

          (d) Not create or suffer to exist any Encumbrance on any of the Purchased Assets, and maintain and keep the Purchased Assets in good repair and condition, ordinary wear and tear excepted;

          (e) Not commit to make, any capital expenditure or major repair in excess of Ten Thousand Dollars ($10,000) in the aggregate without the prior written consent of the Buyer, which consent shall not be unreasonably withheld;

          (f) Not waive any material rights or material claims of the Seller related to the Purchased Assets without first having notified the Buyer and received the Buyer's written consent thereto, which consent will not be unreasonably withheld;

          (g) Preserve, and take no action, or omit to take any action, in accordance with past practices, which may adversely affect, the goodwill and the existing business organization of Group and relations of Group with its employees that Buyer expects to hire and with Group's customers, suppliers, and others with whom it has a business relationship;

          (h) Maintain in full force and effect, subject to the terms and conditions thereof, all agreements, contracts, leases, Permits, authorizations, and approvals necessary for or related to the business operations of the Group as such operations are now conducted, except for changes made in the ordinary course of business, and comply in all material respects with all laws, rules and regulations applicable to the business operations of Group; and

          (i) Promptly advise Buyer in writing of any change or inaccuracy in any document, Schedule, Exhibit or other information given to the Buyer pursuant to this Agreement.

          (j) Cause a physical inventory to be conducted as close to the Valuation Date as practical employing the following procedures and methods:

               (i)  The inventory date will be the Valuation Date;

              (ii) The inventory will be conducted by authorized personnel or representatives of Seller and observed by authorized personnel and representatives of the Buyer;

             (iii) The inventory taking, cutoff, and costing shall be completed in accordance with generally accepted accounting principles and existing policies of Seller, valuing the Inventory at the lower of cost or market using the FIFO method for determining cost, provided, however, that for purposes of determining the Adjusted Purchase Price, the reserve for Non-Qualifying Inventory shall be costed in accordance with the provisions of Section 2.01(iv) of this Agreement;

              (iv) Authorized personnel and representatives of Buyer will be allowed to review the results of the inventory and of the costing thereof;

          (k) Grant Buyer the right to review the credit history of customers of the Group.

          (l) Use its best efforts to render true and correct in all material respects at all times until the Closing Date its representations and warranties set forth in this Agreement and use its best efforts to perform or fulfill all of its covenants and conditions to be performed or fulfilled by it under the terms of this Agreement.

Seller shall notify Buyer of any material change in the normal course of the Group's business or in the operation of the Group's properties and of any governmental complaints, investigations, or hearings (or communications indicating that the same may be contemplated) adjudicatory proceedings, budget meetings, or submissions involving the Purchased Assets, and to keep Buyer fully informed of such events and permit Buyer's representatives prompt access to all material prepared in connection therewith.

     Section 6.02 Reports; Taxes. Between the date hereof and the Closing Date, the Seller will duly and timely file all reports or returns required to be filed with federal, state, local and foreign authorities, will promptly pay when due all federal, state, local and foreign taxes, assessments and governmental charges levied or assessed upon it or any of its properties (unless contesting such in good faith and adequate provision has been made therefor), and will duly observe and conform in all material respects to any lawful requirements of any governmental authority relating to any of the Purchased Assets or to the operation and conduct of its business operation and all covenants, terms and conditions upon or under which any of its Purchased Assets are held.

     Section 6.03 Access; Confidentiality. Between the date hereof and Closing, the Seller will give to authorized representatives of the Buyer (including, without limitation, attorneys, accountants, appraisers, environmental experts, and equipment experts) (collectively, the "Representatives"), the right to make complete and thorough inspections of and have access to, during normal business hours, in such manner as not to unduly disrupt normal business activities:

          (a) the Group and all of its assets, including, but not limited to, physical inspections of the Purchased Assets; and

          (b) the businesses of the Group, including, but not limited to (i) all premises and properties associated with the Group, including any real property connected with the Assumed Leases, or any Real Property being purchased hereunder, (ii) the jobs in progress and all related work in progress data, including information as to the amount billed and unbilled, and revenues to be recognized, on each such job as compared with the percentage of completion of each such job, (iii) the bid and contract documents relating to other jobs included in backlog or pending bid prior to Closing, (iv) employee records, including compensation and fringe benefits, (v) agreements for the procurement of inventory, (vi) all leases and options (vii) copies of any existing environmental studies or any files (including alleged violations, if any) relating thereto, (viii) environmental permits and records, (ix) copies of the operating permits and similar permits, (x) any matters of pending or overtly threatened litigation, and (xi) all other books, records and files of the Group relating to the Purchased Assets or business of the Group. In addition, the Seller will cause its officers and employees to furnish any and all financial, technical and operating data and other information pertaining to the business of the Group as the Buyer will from time to time reasonably request.

     The Buyer shall promptly select an environmental consultant to perform an environmental assessment of the Purchased Assets; provided, however, that the Buyer's environmental consultants shall not conduct any soil or ground water assessments without the consent of Seller, which consent shall not be unreasonably withheld. Buyer shall bear all costs associated with the environmental assessment of the Purchased Assets. Seller shall cooperate and provide access to any party who performs an independent environmental assessment of the Purchased Assets.

     The Buyer and the Representatives shall have the right to make extracts from all documents so reviewed. Without limiting the generality of the foregoing, the Buyer shall have the right, in connection with such due diligence review, to discuss the business of the Group with the respective employees, vendors, customers, accountants and consultants of the Group. If for any reason Buyer is not satisfied in all respects with the results of such due diligence review, including, without limitation, the results of any environmental assessment, it shall, on or prior to Closing, have the right, in its discretion, to give notice to the Seller of its desire to cancel this Agreement, and upon such written notice the parties hereto shall be discharged of all further obligations under this Agreement except as provided in Sections 6.03(d) of this Agreement.

     The due diligence review conducted by Buyer and/or its Representatives shall not relieve the Seller of any duty concerning its representations, warranties, covenants or agreements contained in this Agreement.

          (c) Between the date hereof and the Closing Date, the Seller shall make arrangements reasonably satisfactory to the Buyer for representatives of the Buyer to meet the Seller's vendors and customers relating to the business conducted by the Group. Seller will be permitted to have a representative at each such meeting.

          (d) The Buyer and its representatives will hold in confidence all information so obtained and will use such information only for the purpose of considering the transactions contemplated hereby. The Buyer further agrees that it will not otherwise disclose any such information to any third party (other than its attorneys, financial advisors and financing sources) except upon the written consent of the Seller or except as required by law. If the transactions contemplated hereby are not consummated as contemplated herein, the Buyer will promptly return all confidential data furnished to it to the Seller and copies and summaries thereof. Such obligation of confidentiality will not extend to any information which is shown to be or to have been generally known to others engaged in the same trade or business as the furnishing party, or that is or will be public knowledge through no act or omission by the Buyer or any of its directors, officers, employees, professional advisors or other representatives.

     Section 6.04 Seller's Employees. The Seller acknowledges and agrees that the Buyer, at a reasonable time prior to the Closing, will have the right to interview individuals who at the time of such interview are employed by Seller relating to the business of the Group.

     Section 6.05 Consents. The Seller will in good faith request and use all reasonable efforts to obtain all necessary consents, waivers, approvals, or authorization from third parties (collectively the "Consents") which are necessary in connection with the assignment of the Assumed Leases, the Assumed Contracts and the Assumed Purchase Orders as contemplated herein (including pursuant to Section 3.02 hereof) and the Buyer will in good faith request and use all reasonable efforts to obtain all Consents which are necessary in connection with the assignment of the Permits that are transferable as contemplated herein. Each party will cooperate with the other party in such efforts. However, it is understood and agreed that although obtaining such Consents shall be a condition to the Buyer's obligation to close the transactions contemplated herein, the failure to obtain the Consents shall not give rise to any action by any party for breach of this Agreement or any provision hereof, notwithstanding any language contained in this Agreement to the contrary.

     Section 6.06   Public Announcements.  Except as set forth in
Section 15.07 or as otherwise required by law, neither party shall make any public announcements regarding the transactions contemplated herein without the prior written consent of the other party, including its approval of the content thereof.

     Section 6.07   Hart-Scott-Rodino.   Between the date hereof
and Closing, the Seller and Buyer shall cooperate fully to timely file all documents required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("H-S-R"), as amended. Each party shall bear its own costs in complying with this provision.

     Section 6.08 Filings with SEC. Between the date hereof and Closing, the Buyer may have to make certain filings with the Securities and Exchange Commission. To the extent that information concerning the Seller and the Group is required to be included in such filings, the Seller and the Group will supply such information, in the manner and form requested by Buyer, and the Seller shall bear the cost of complying with such request.

     Section 6.09   Condition of Title; Title Insurance.

          (a) As soon as practicable after execution of this Agreement, Buyer shall obtain, at Seller's expense, commitments of title insurance (the "Commitments") issued by a title insurance company reasonably acceptable to Buyer (the "Title Company"), in which the Title Company agrees, following the recording of a deed in the name of the Buyer, to issue a Standard Owner's Policy of Title Insurance (ALTA Form B) (the "Title Insurance") in the amount of the purchase price for that Location (as hereinafter defined) showing record title to be in Buyer, and covering the Real Property and improvements at each of the locations owned by the Seller where the Group conducts business (the "Locations"), and containing such endorsements as Buyer shall reasonably request, at Seller's expense. The Commitments shall show the state of the title of the real property owned by Seller on which each of the Locations is located. As soon as practicable after the execution of this Agreement. Buyer shall also cause the Title Company to provide Buyer with a copy of each instrument of record constituting a lien or encumbrance on each of the Locations or an exception or qualification to title in the Commitments.

          (b) Within twenty (20) days after receipt of any Commitment, Buyer shall deliver written notice to Seller and Escrow Agent of any objections that Buyer has to the state of title, and exceptions to coverage shown in the Commitment or in copies of instruments of record. The failure of Buyer to disapprove in writing, at or prior to that time, a particular exception or exceptions shown in any Commitment shall be deemed to be approval by Buyer of the exception or exceptions not disapproved or objected to by Buyer.

          (c) If Buyer disapproves of any exception from coverage shown on any Commitment, Seller shall exercise commercially reasonable efforts to cure the matter(s) causing Buyer's objections by taking all reasonable action to cure the objections. If Seller is unable to cure the matter(s) within fifteen (15) days after receipt from Buyer of the notice of disapproval of or objection to any Commitment, Seller shall notify Buyer of its inability to cure, and Buyer shall have the right, for a period of five (5) days after receipt of the notice from Seller, to terminate this Agreement, and upon such written notice the parties hereto shall be discharged of all further obligations under this Agreement except as provided in Sections 6.03(d) of this Agreement.

          (d) Buyer's interest in the Locations shall be insured by a Standard Owner's Policy with fee simple title to the Real
Property vested in Buyer, together with such endorsements as Buyer may reasonably require, subject only to:

               (i) nondelinquent state, county, city and special district taxes and assessments, if any,

              (ii) standard printed exceptions and exclusions set forth in the title policy,

             (iii) the covenants, conditions, restrictions, reservations, rights of way, easements, encumbrances, and other matters of record approved by Buyer under this Agreement, and

              (iv) encumbrances made or created by Buyer under this Agreement.

The Escrow Agent shall hold the title policies as a condition precedent to Closing.

     Section 6.10 Surveys. Prior to Closing, the Buyer may obtain, at Seller's expense, a survey of the Locations being conveyed hereunder, showing any and all improvements, easements, rights, reservations and restrictions thereon, and all roads, streets or highways adjacent to said Locations. If the survey shows any material encroachments, overlaps, or boundary line disputes, the same shall be treated as title defects hereunder.

     Section 6.11 Exclusivity. From the date hereof until such date as this Agreement is terminated, the Seller shall negotiate with the Buyer with respect to the acquisition of the Purchased Assets and shall not directly or indirectly: (a) solicit any other buyers for all or any part of the capital stock of the Seller or assets of the Group; (b) encourage any third parties to bid for any of the Purchased Assets or to purchase shares of the capital stock of Seller or participate in any negotiations or discussions with any such third parties with respect thereto; (c) provide business or financial information (not otherwise publicly available) concerning Seller or the Group to any third parties; or (d) assist or cooperate with any third party to make any proposal to purchase all or any part of the capital stock or assets of Seller. Seller will immediately notify Buyer if it becomes aware of any efforts by any Person to, directly or indirectly, in any manner whatsoever, acquire Seller or the Group (including the Purchased Assets) and will cooperate with Buyer by furnishing any information that they may reasonably request in contesting any such efforts. In addition, Seller shall direct its financial and other advisors and representatives to comply with each of the foregoing covenants.

                           ARTICLE VII

                    CASUALTY AND CONDEMNATION

     Section 7.01 Casualty. If prior to the Effective Time, any material portion of the Purchased Assets are damaged or destroyed by fire or any other casualty, the Seller will promptly give notice of the same to the Buyer. In such event, at the Buyer's option, the Buyer will have the right to terminate this Agreement by giving notice thereof to the Seller. If the Buyer terminates this Agreement pursuant to this Section 7.01, this Agreement will become null and void, and the Seller and the Buyer will thereupon have no further liabilities or obligations under this Agreement or otherwise hereunder. If the Buyer elects not to terminate this Agreement pursuant to this Section 7.01, the Buyer will be entitled to the benefits of all insurance proceeds and claims relating to any such fire or casualty loss (except business interruption insurance), and the Seller will at or prior to Closing assign to the Buyer all such insurance proceeds and claims; provided that such insurance shall be considered a Purchased Asset for purposes of Article II of this Agreement. The Seller will inform the Buyer of any negotiations with respect to insurance claims involving any damaged Purchased Assets, will permit the Buyer to take part therein, and will not settle any such claims without the Buyer's prior written consent, which consent shall not be unreasonably withheld.

     Section 7.02 Condemnation. If any authority having the right of eminent domain commences legal action for the damaging, taking or acquiring of any of the Purchased Assets or the real property subject to the Assumed Leases, either temporarily or permanently, by condemnation or by exercise of the right of eminent domain (a "Taking"), the Seller will promptly give notice of the same to the Buyer. In the event of a material Taking, at the Buyer's option, the Buyer will have the right to terminate this Agreement by giving notice thereof to the Seller. If the Buyer terminates this Agreement pursuant to this Section, this Agreement will become null and void, and the Seller and the Buyer will thereupon have no further liabilities or obligations under this Agreement or otherwise. If the Buyer elects not to terminate this Agreement pursuant to this Section 7.02 or if the Taking is not material, the Buyer will be entitled to the benefits of all awards, claims, settlement proceeds, and other proceeds payable by reason of any such Taking, and the Seller will assign to the Buyer all awards, claims, settlement proceeds, or other proceeds payable by reason of any such Taking, provided that all parcels of such Taking shall be considered a Purchased Asset for purposes of Article II of this Agreement. In the event of any negotiations with respect to any of the Purchased Assets with any authority regarding settlement on account of any Taking, the Seller will inform the Buyer of all such negotiations, will permit the Buyer to take part therein, and will not enter into any settlements thereof without the Buyer's prior written consent, which consent shall not be unreasonably withheld.

                          ARTICLE VIII

               CONDITIONS TO OBLIGATIONS OF BUYER

     The obligations of the Buyer to consummate the transactions contemplated hereby will be subject to the satisfaction or the waiver by the Buyer, at or prior to the Closing Date, of each of the following conditions (Buyer hereby acknowledges that all conditions precedent to the Closing of the transactions contemplated by this Agreement which have not been performed by Seller prior to Closing shall be deemed to be waived by the Buyer as of the Closing):

     Section 8.01 Representations and Warranties. The representations and warranties of the Seller contained in this Agreement, the Schedules hereto, or in any other document delivered pursuant hereto, shall have been true and correct in all material respects on the date such representations and warranties were made, and at the Closing, as though made on and as of the Closing Date.

     Section 8.02 Performance of Covenants, Agreements and Obligations. Each covenant, agreement and obligation of the Seller to be performed on or before the Closing Date pursuant to the terms and specific provisions of this Agreement, will have been duly performed and complied with on or before the Closing Date, and at the Closing.

     Section 8.03 Prohibitions. No claim, action, suit, investigation, arbitration or legal or other proceeding or governmental investigation will be pending or threatened before any court of governmental agency which (i) presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement, or the obtaining of material damages or other relief in connection therewith, or (ii) could materially affect the right of the Buyer to acquire or utilize the Purchased Assets or have a material adverse effect upon the business of the Group being acquired by the Buyer.

     Section 8.04 Certificate. The Buyer shall have received a certificate in the form annexed hereto as Exhibit 8.04 dated the Closing Date, signed by the Chairman of the Board as to the satisfaction of the conditions contained in Sections 8.01 and 8.02, with such additional disclosures as shall be required to make such certificate true and accurate in all material respects.
Disclosures in such certificates shall be deemed to be disclosures hereunder for all purposes of this Agreement, but the Buyer shall nevertheless retain the right to refuse to close the transactions contemplated hereby if any such additional disclosure is not acceptable to the Buyer.

     Section 8.05 Opinion of Seller's Counsel. At the Closing, the Buyer will have been furnished with the opinion of Seller's counsel, D'Ancona & Pflaum, dated the Closing Date, addressed to Buyer and in form and content reasonably acceptable to the Buyer and its counsel, substantially to the effect that:

          (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio;

          (b) The Seller has the corporate power and authority to execute, deliver and perform the Agreement, and has duly executed and delivered the Agreement, and any other agreement required to be executed by Seller in connection with the Closing of the transactions contemplated by this Agreement. The Agreement and, to our knowledge the Noncompetition Agreements attached as Exhibit 3.04(a), the Employment Agreement attached as Exhibit 3.04(b), the Escrow Agreement attached as Exhibit 8.13, are legal, valid and binding obligations of the Seller, to the extent the Seller is a party thereto, enforceable against the Seller in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and general equitable principles, or as such Noncompetition Agreements may be limited by a court as to duration or geographic scope;

          (c) The Seller has the corporate power and authority to carry on its business operations and to own and operate the Purchased Assets as presently owned and operated;

          (d) To our knowledge, after reasonable inquiry, the consummation of the transactions contemplated by the Agreement does not and will not:

               (i) contravene any provision of the Articles of Incorporation or Code of Regulations of the Seller; or

              (ii) violate, conflict with, or constitute a default under, result in the termination of, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity, or effectiveness of any agreement, contract, indenture, lease, or mortgage applicable to the Seller and known to us;

          (e) No consent, waiver, approval, authorization or exemption which has not been obtained by Seller from a governmental authority or third party is required in connection with the consummation by the Seller of the transactions contemplated by the Agreement;

          (f) Except as disclosed on the Schedules to the Agreement, to the knowledge of such counsel after making inquiry of the Executive Officers (as defined in Section 15.21(d)) and Board of Directors of the Seller, (i) there is no pending or, to such counsel's knowledge, threatened, suit, action, claim, investigation, arbitration, administrative or legal or other proceeding or governmental investigation of any kind against or relating to the Seller and affecting the Group or the Purchased Assets nor has the Seller consulted with such counsel with respect thereto, (ii) the Seller has complied in all material respects with all state or federal laws which might adversely affect the Purchased Assets, including without limitation all applicable securities laws, rules, ordinances, requirements, regulations, and orders applicable to the Seller, except where the failure to comply would not have a material adverse effect on the Purchased Assets or the Seller, and (iii) there are no violations of any orders, writs, injunctions, judgments, or decrees of any court or federal, state or local department, official, commission, authority, board, bureau, agency, or other instrumentality which have been issued or are pending against the Seller, which might have a material adverse effect on the Purchased Assets; and

          (f) To the knowledge of counsel, after due inquiry, the Bill of Sale is sufficient in form to transfer the Purchased Assets to Buyer.

     Section 8.06 Authority. All actions required to be taken by, or on the part of, the Seller to authorize the execution, delivery and performance of this Agreement and all agreements executed and delivered in connection herewith, and the consummation of the transactions contemplated hereby and thereby will have been duly and validly taken by the Board of Directors and the Shareholders of the Seller, if necessary, and the Buyer shall have received copies of all such resolutions certified by the Secretary of the Seller.

     Section 8.07 No Material Change. There will not have occurred between the date hereof and the Closing Date any material change in the Purchased Assets or the business of the Group and the Purchased Assets will not have been, and will not be threatened to be, materially adversely affected in any way as a result of fire, explosion, earthquake, disaster, accident, labor, dispute, any action by any governmental authority, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God or public enemy.

     Section 8.08 Required Consents. On the Closing Date, the parties (other than the Seller) to all of the Assumed Leases and the Assumed Contracts, any governmental agency or body or any other person, firm or corporation which owns or has authority to grant any franchise, license, permit, easement, right or other authorization necessary for the business or operations of the Seller or the Purchased Assets which will be transferred by the Seller to the Buyer pursuant to this Agreement, and any governmental body or regulatory agency having jurisdiction over the Buyer or the Seller, to the extent that their consent or approval is required under the pertinent debt, lease, contract, commitment or agreement or other document or instrument or under applicable laws, rules or regulations for the consummation of the transactions contemplated hereby (including receipt of all consents required by H-S-R) and for the continued operation by the Buyer of Seller's business in the same manner which the Seller operated its business prior to the Closing, in the manner herein provided, will have granted such consent or approval.

     Section 8.09 UCC Search Report. Prior to the Closing, the Buyer shall have received UCC search reports dated as of a date not more than five (5) days before the Closing Date issued by the appropriate governmental bodies indicating that there are no filings under the Uniform Commercial Code on file with the such governmental bodies which indicate any Encumbrances on the Purchased Assets, other than those Encumbrances which will be released at Closing.

     Section 8.10 Noncompetition Agreements. The Seller shall have entered into, and shall have caused each of M. Mead Montgomery and Triumph, to enter into the Noncompetition Agreements attached hereto as Exhibit 3.04(a).

     Section 8.11 Employment Agreements. The Buyer and Ray Lear shall have entered into an Employment Agreement in the form of
Schedule 3.04(b) hereto.

     Section 8.12   Other Documents.  On the Closing Date, the
Buyer will have been provided with such other documents as it may have reasonably requested from the Seller.

     Section 8.13 Escrow Agreement. At the Closing, Buyer, Seller, and Maguire, Voorhis & Wells, P.A. (the "Escrow Agent") shall have entered into an escrow agreement substantially in the form annexed hereto as Exhibit 8.13, and pursuant thereto, Buyer shall have deposited the Escrowed Proceeds (as determined in accordance with Section 2.01(v) of this Agreement). The Escrowed Proceeds shall be held by the Escrow Agent and shall be held for disbursement in accordance with the terms of such Escrow Agreement.

     Section 8.14 Other Opinions of Counsel. At the Closing, the Buyer will have been furnished with an opinion of counsel to Raymond H. Lear and an opinion of counsel to Triumph, dated the Closing Date, concerning the Employment Agreement to which Raymond
H. Lear is a party and the Noncompetition Agreement to which Triumph is a party, addressed to Buyer and in form and content reasonably acceptable to the Buyer and its counsel, substantially to the effect that the Employment Agreement as to Raymond H. Lear, and the Noncompetition Agreement as to Triumph, have been duly executed and delivered, are enforceable in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and general equitable principles, or as such Noncompetition Agreement may be limited by a court as to duration or geographic scope.

     Section 8.15 Approval of Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental thereto, and all other related legal matters shall have been approved as to form and substance by Maguire, Voorhis & Wells, P.A., counsel to the Buyer, which approval shall not be unreasonably withheld or delayed.

                           ARTICLE IX

               CONDITIONS TO OBLIGATIONS OF SELLER

     The obligations of the Seller to effect the transactions contemplated hereby will be subject to the satisfaction or the waiver by the Seller at or prior to the Closing Date, of the following conditions (Seller hereby acknowledges that all conditions precedent to the Closing of the transactions contemplated by this Agreement which have not been performed by Buyer prior to Closing shall be deemed to be waived by the Seller as of the Closing):

     Section 9.01 Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement or in any document delivered by the Buyer pursuant hereto shall have been true and correct in all material respects on the date such representations and warranties were made, and at the Closing, as though made on and as of the Closing Date. The Buyer's Board of Directors shall have approved the consummation of the transactions contemplated by this Agreement.

     Section 9.02   Performance of Covenants, Agreements and
Obligations. Each of the covenants, agreements and obligations of the Buyer to be performed by it on or before the Closing Date pursuant to the terms of this Agreement will have been duly performed and complied with on or before the Closing Date.

     Section 9.03 Certificate. The Seller shall have received a certificate in the form annexed hereto as Exhibit 9.03 dated the Closing Date, signed by the Chairman of the Board of the Buyer as to the satisfaction of the conditions contained in Sections 9.01 and 9.02, with such additional disclosures as shall be required to make such certificate true and accurate in all material respects. Disclosures in such certificates shall be deemed to be disclosures hereunder for all purposes of this Agreement, but the Seller shall nevertheless retain the right to refuse to close the transactions contemplated hereby if any such additional disclosure is not acceptable to the Seller.

     Section 9.04 Prohibitions. No claim, action, suit, investigation, arbitration or legal or other proceeding or governmental investigation will be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith.

     Section 9.05 Opinion of Buyer's Counsel. The Seller will have been furnished with an opinion of Buyer's counsel, Maguire, Voorhis & Wells, P.A., dated the Closing Date, addressed to the Seller and in form and content reasonably acceptable to the Seller and its counsel, substantially to the effect that:

          (a) the Buyer is a Florida corporation duly organized and in good standing under the laws of the State of Florida;

          (b) the Buyer has the requisite corporate power and authority to execute, deliver, and perform the Agreement, and has duly executed and delivered the Agreement, and any other agreement required to be executed by Buyer in connection with the Closing of the transactions contemplated by this Agreement. The Agreement and, to our knowledge the Employment Agreement attached as Exhibit 3.04(b), the Escrow Agreement attached as Exhibit 8.13, are legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and general equitable principles;

          (c) To our knowledge, after reasonable inquiry, the consummation of the transactions contemplated by the Agreement does not and will not:

               (i) contravene any provision of the Articles of Incorporation or Bylaws of the Buyer; or

              (ii) violate, conflict with, or constitute a default under, result in the termination of, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity, or effectiveness of any agreement, contract, indenture, lease, or mortgage applicable to the Buyer and known to us;

          (d) No consent, waiver, approval, authorization or exemption which has not been obtained by the Buyer from a governmental authority or third party is required in connection with the consummation by the Buyer of the transactions contemplated by this Agreement; and

          (e) The shares of Common Stock issued as part of the Base Price will be, when issued, validly authorized and issued, fully paid and nonassessable and will be free and clear of all manner of liens, charges, encumbrances and claims, and at Closing will be registered in accordance with the Securities Act and all applicable state securities laws, and fully transferable, subject to the provisions set forth in Article X of this Agreement.

     Section 9.06 Authority. All actions required to be taken by, or on the part of, the Buyer to authorize the execution, delivery and performance of this Agreement and all agreements executed and delivered in connection herewith, and the consummation of the transactions contemplated hereby and thereby will have been duly and validly taken by the Board of Directors and the Seller shall have received copies of all such resolutions certified by the Secretary of the Buyer.

     Section 9.07   Other Documents.  On the Closing Date, the
Seller will have been provided with such other documents as it may have reasonably requested from the Buyer.

     Section 9.08   Registration Statement.  Subject to the
provisions of Article X of this Agreement, the Buyer shall have caused the Registration Statement (as defined in Article X) to become effective.

     Section 9.09 No Material Change. There will not have occurred between the date hereof and the Closing Date any material adverse change in the business of the Buyer.

     Section 9.10 Employment Agreements. The Buyer and Ray Lear shall have entered into the Employment Agreement in the form of
Schedule 3.04(b) hereto.

     Section 9.11 Escrow Agreement. At the Closing, Buyer, Seller, and the Escrow Agent shall have entered into an escrow agreement substantially in the form annexed hereto as Exhibit 8.13, and pursuant thereto, Buyer shall have deposited the Escrowed Proceeds (as determined in accordance with Section 2.01(v) of this Agreement). The Escrowed Proceeds shall be held by the Escrow Agent and shall be held for disbursement in accordance with the terms of such Escrow Agreement.

     Section 9.12 Promissory Note. At the Closing, the Buyer shall have delivered to the Seller the Promissory Note in the original principal amount of One Million Five Hundred Twenty Five Thousand Dollars ($1,525,000). The Promissory Note shall be in the form attached hereto as Exhibit 2.01(i)(b), shall bear interest at the lower of (x) the rate imputed by the Internal Revenue Service, or (y) the cost of funds to the Buyer under its line of credit agreement with Trust Company Bank. Except as otherwise provided in this Agreement, all sums due under the Promissory Note shall be due and payable on April 1, 1996.

     Section 9.13 Approval of Counsel to the Seller. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto, and all other related legal matters shall have been approved as to form and substance by D'Ancona & Pflaum, counsel to the Seller, which approvals shall not be unreasonably withheld or delayed.

                            ARTICLE X

                     REGISTRATION STATEMENT

     The parties hereto do hereby agree that with respect to the preparation and filing of the registration statement for the Common Stock as referenced in Section 2.01(i) of this Agreement, the parties hereto do hereby agree as follows:

          (a) Between the date hereof and Closing, the Buyer will file a registration statement (the "Registration Statement") with the SEC to register the Common Stock being issued to Seller hereunder, and Buyer shall keep such Registration Statement effective for a period of not less than two (2) years following Closing. The Seller shall cooperate with Buyer and its representatives and upon request shall promptly furnish such information as is reasonably requested by Buyer for inclusion in the Registration Statement, or any amendment or supplement thereto. Except as otherwise provided herein, each party shall bear its own costs in complying with this Article X, and the Buyer shall pay all costs associated with the filing of the Registration Statement.

          (b) Seller agrees in connection with any underwritten registration of the Common Stock to enter into an appropriate underwriting agreement containing terms and provisions (including reasonable provisions as to opinions of counsel, comfort letters, and indemnification) customary in such agreements.

          (c) Buyer shall prepare and file with the SEC all amendments, post-effective amendments, and supplements to the Registration Statement as may be necessary under the Securities Act and the regulations of the SEC to permit the sale of the Common Stock to the public. In addition, the Buyer shall provide the Seller with sufficient copies of the Registration Statement, and the Prospectus included therein.

          (d) Unless an exemption is available, Buyer shall register or qualify the Common Stock covered by the Registration Statement under blue sky or other state securities laws in such states or jurisdictions as shall be reasonably requested by Seller, and do any and all other reasonable acts or things which may be necessary to enable Seller to consummate the public sale or other disposition of the Common Stock in such jurisdictions; provided, however, that Buyer shall not be obligated to qualify as a foreign corporation to do business under the laws of any jurisdiction in which it is not then qualified or to file any general consent to service of process.

          (e) Seller shall bear all underwriting discounts and commissions and the fees and disbursements of its legal counsel and accountants in connection with any registration or qualification of the Common Stock pursuant to this Section.

          (f) With respect to the Registration Statement effected pursuant to this Article X, Buyer agrees to indemnify and hold harmless Seller, and its respective successors, assigns, heirs, estates, and representatives, against any and all losses, claims, damages, or liabilities to which Seller may become subject under the Securities Act or any other statute or common law, and to reimburse Seller for any reasonable legal or other expenses actually and reasonably incurred by any of them in connection with investigating any claims and defending any actions, insofar as such losses, claims, damages, liabilities, or actions arise out of or are based upon any untrue statement, or alleged untrue statement, of a material fact contained in or incorporated by reference in any preliminary prospectus included in the Registration Statement or filed with the SEC pursuant to Rule 424(a) of the Securities Act (the "Preliminary Prospectus"), the Registration Statement or the final prospectus filed pursuant to Rule 424(b) of the Securities Act (the "Prospectus"), or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the indemnification provisions contained in this Article X, subparagraph (f), shall not apply to such losses, claims, damages, liabilities, or actions arising out of, or based upon, any information provided to Buyer by Seller pursuant to the Agreement or any document delivered in connection with the Closing of the transactions contemplated by this Agreement, or any untrue statement or alleged untrue statement, or any omission or alleged omission, if such statement or omission was made in reliance upon and in conformity with information furnished in connection with the preparation of the Registration Statement or such Preliminary Prospectus or Prospectus contained in the Registration Statement or any such amendments thereof or supplement thereto.

          (g) Seller agrees (in the same manner and to the same extent as set forth in subparagraph (f) of this Article X), to indemnify and hold harmless Buyer and each Person, if any, who controls Buyer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, its directors and those officers of Buyer who shall have signed the Registration Statement or any post-effective amendment thereof for any untrue statement, or alleged untrue statement, of a material fact contained in or incorporated by reference in the Preliminary Prospectus, the Registration Statement or the Prospectus or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent that such untrue statement or alleged untrue statement or alleged omission was made in any Preliminary Prospectus, the Registration Statement or the Prospectus or any amendment thereof or supplement thereto in reliance upon and in conformity with any written information provided to Buyer by Seller pursuant to this Agreement or any document delivered in connection with the Closing of the transactions contemplated by this Agreement, or with any information furnished to Buyer by or on behalf of Seller specifically for use in connection the preparation of the Registration Statement or such Preliminary Prospectus or Prospectus or any such amendment thereof or supplement thereto.

          (h) Each indemnified party shall, promptly after the receipt of notice of the commencement of any action against such indemnified party in respect of which indemnity may be sought from an indemnifying party on account of an indemnity agreement contained in this Article X, notify the indemnifying party in writing of the commencement thereof; provided, however, that the omission to so notify the indemnifying party shall not relieve the indemnifying party from any other liability which it may have to such indemnified party except to the extent that the indemnified party's failure to notify caused additional damages to be sustained by such party or materially prejudiced the ability of such party to defend against or prevent any loss, damage, or liability. If any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, provided that such counsel shall not be deemed unsatisfactory solely because it will also assume the defense of one or more other indemnified parties. After notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party shall not be responsible to such indemnified party under this Article X for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof except as provided below. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (1) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (2) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (3) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will have the right to assume the defense of such action on behalf of the indemnified party) or (4) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such indemnified parties. An indemnifying party will not be liable for any settlement of any action or claim effected without its written consent (which consent will not be unreasonably withheld).

          (i) If the indemnification provided for in this Article X from the indemnifying party is unavailable to an indemnified party for any loss, claim, damage, liability, or expense covered thereby, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage, liability, or expense. The contribution of such indemnifying party shall be limited to the proportionate share of the amount paid or payable that reflects the relative fault of the indemnifying party with respect to such loss, claim, damage, liability, or expense. The relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of material fact or any omission or alleged omission of a material fact was made by or relates to information supplied by the indemnifying party. The parties to this Agreement agree that it would not be just and equitable to determine contribution under this Article X by pro-rata allocation or by any other method which does not take into account the equitable consideration referred to above. Notwithstanding anything to the contrary in this Article X no Person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of fraudulent misrepresentation.

          (j) For a period of two (2) years following the Closing, the Seller shall have the right to include the Common Stock, as part of any other applicable registration statement filed by the Buyer; provided, however, that Buyer shall bear all registration statement related expenses (except that the Seller shall pay any and all underwriting discounts and commissions and the fees and disbursements of its legal counsel and accountants in connection with any registration or qualification of the Common Stock pursuant to this Section); provided, further, that if, in the written opinion of the Buyer's managing underwriter or underwriters, if any, for such offering, the inclusion of the Common Stock, when added to the securities being registered by the Buyer or the selling shareholder(s), will exceed the maximum amount of the Buyer's securities which can be marketed (i) at a price reasonably related to their then current market value; or (ii) without materially and adversely affecting the entire offering, then the Buyer may exclude from such offering all or any portion of the Common Stock requested to be so registered; but provided, further, that if any such Common Stock is so excluded, then the number of securities to be sold by all shareholders in such public offering shall be apportioned pro rata among all such selling shareholders, including the Seller, according to the total amount of securities of the Buyer owned by said selling shareholders, including the Seller. The Buyer shall cause any registration statement filed pursuant to these "piggyback" rights to remain effective for at least ninety (90) days from the date that the Seller is first given the opportunity to sell any part of the Common Stock registered hereunder.

          (k) For purposes of subparagraphs (c) through (i) above, the term "Registration Statement" will also include any registration statement filed pursuant to subparagraph (j) above which may register the Common Stock.

          (l) The indemnification provisions of this Article X are in no way affected by, or to be interpreted in connection with, the provisions of Article XI.

                           ARTICLE XI

                         INDEMNIFICATION

     Section 11.01 Indemnification by the Seller. The Seller, regardless of any prior knowledge, inspection or investigation on the part of the Buyer, hereby agrees to indemnify and hold harmless the Buyer against and in respect of:

          (a) Any loss, claim, liability, obligation, or damage suffered or incurred by the Buyer resulting from or arising in connection with any material misrepresentation, omission to state a material fact necessary to make a statement made herein not misleading, breach of warranty, or non-fulfillment of any covenant or agreement on the part of the Seller contained in this Agreement;

          (b) Any liability or claim which may be asserted against the Buyer arising at any time in connection with the Seller's ownership or operation of the Purchased Assets on or prior to the Effective Time, including, without limitation, any liability incurred by Buyer for sums accrued for on the Valuation Date
Financial Statements but which later prove to be inadequate;

          (c) All liabilities and obligations of the Seller, or claims against the Seller accruing prior to the Effective Time or against the Buyer (to the extent the same arises out of the transactions contemplated by this Agreement), of every kind and description, regardless of how or when the same may have arisen, including the Excluded Obligations, except for the Assumed Obligations;

          (d) All claims against, or claims of any interest in, or of a lien upon, any or all of the Purchased Assets, which arise in connection with events, acts, omissions, or circumstances occurring or existing on or prior to the Effective Time; and

          (e) All actions, suits, investigations, proceedings, demands, assessments, judgments, attorneys' fees, costs and expenses incident to the foregoing, including, but not limited to, any audit or investigation by any governmental entity.

     Section 11.02 Indemnification by the Buyer. The Buyer, regardless of any prior knowledge, inspection or investigation on the part of the Seller, hereby agrees to indemnify and hold harmless the Seller against and in respect of:

          (a) Any loss, claim, liability, obligation or damage suffered or incurred by the Seller resulting from or arising in connection with any material misrepresentation, omission to state a material fact necessary to make a statement made herein not misleading, breach of warranty, or non-fulfillment of any covenant or agreement on the part of the Buyer contained in this Agreement;

          (b) Any liability or claim asserted against the Seller arising in connection with the Buyer's failure to perform its obligations with respect to the Assumed Obligations;

          (c) Any liability or claim which may be asserted against the Seller arising at any time in connection with the Buyer's ownership or operation of the Purchased Assets subsequent to the Effective Time; and

          (d) All actions, suits, proceedings, demands, assessments, judgments, attorneys' fees, costs and expenses incident to the foregoing.

     Section 11.03 Survival of Obligation to Indemnify. The obligation of each party hereto to indemnify the other party hereto shall survive the Closing, the transfer of the Purchased Assets and the payment of the consideration therefor until April 1, 1996, and shall continue thereafter with respect to matters which the party seeking indemnity hereunder shall have given the other party written notice of as provided herein prior to April 1, 1996. The Buyer shall be entitled to set-off against the Promissory Note any indemnity claims which may arise under this Agreement. In the event that the party seeking indemnity hereunder is the Buyer, then any notice to the Seller for an indemnifiable claim under this Agreement shall state an amount estimated by the Buyer to be reasonably necessary to satisfy such claim, together with all reasonable costs and attorneys' fees associated therewith. This amount, as claimed by the Buyer, together with all accrued interest on such amount, shall be withheld by the Buyer from any payments due the Seller on April 1, 1996 under the Promissory Note pending a resolution of the claim. Upon final resolution of any claim, the principal amount of the Promissory Note shall be reduced by the amount of the finally resolved claim amount and the remaining principal amount of the Promissory Note shall be paid by the Buyer to the Seller when due.

     Section 11.04 Notice and Procedure. Any party claiming indemnity hereunder (hereinafter referred to as the "Indemnified Party") shall give the party against whom indemnity is sought (hereinafter referred to as the "Indemnifying Party") prompt written notice after obtaining knowledge of any claim or the existence of facts as to which recovery may be sought against in connection with the Indemnifying Party because of the indemnity provisions set forth in this Article XI. If such claim for indemnity arises in connection with a legal action instituted by a third party (hereinafter a "Third Party Claim"), the Indemnified Party hereby agrees that, within five (5) business days after it is served with notice of the assertion of any Third Party Claim for which it may seek indemnity hereunder, the Indemnified Party will notify the Indemnifying Party in writing of such Third Party Claim.

     The Indemnifying Party shall, within five (5) business days after the date that the Indemnified Party gives notice of a claim (whether a Third Party Claim or otherwise) as provided above, notify the Indemnified Party whether it accepts or contests its obligation of indemnity hereunder as claimed by the Indemnified Party.

     If the claim for indemnity arises in connection with a Third Party Claim and the Indemnifying Party accepts its indemnity obligation hereunder, the Indemnifying Party shall have the right, after conceding in writing its obligation of indemnity hereunder, to conduct the defense of such action at its sole expense through counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall cooperate in such defense as reasonably necessary to enable the Indemnifying Party to conduct its defense, including providing the Indemnifying Party with reasonable access to such records as may be relevant to its defense. The Indemnifying Party shall be entitled to settle any such Third Party Claim without the prior written consent of the Indemnified Party provided that the Indemnifying Party provides the Indemnified Party with reasonable assurances that the Indemnified Party will be fully indemnified by the Indemnifying Party in connection with any such Third Party Claim. The Indemnified Party shall be entitled to retain its own counsel at its own expense in connection with any Third Party Claim that the Indemnifying Party has elected to defend. If the Indemnifying Party accepts its indemnity obligations hereunder in connection with a Third Party Claim but elects not to conduct the defense thereof, the Indemnified Party may defend and/or settle such Third Party Claim and shall be entitled to be indemnified for the full amount of such claim and all costs and expenses, including attorneys' fees, incurred in connection therewith pursuant to this Article XI.

     If the claim for indemnity arises in connection with a Third Party Claim and the Indemnifying Party contests or does not accept its indemnity obligation hereunder, the Indemnified Party shall have the right to defend and/or settle such Third Party Claim and thereafter seek indemnity from the other party pursuant to this
Article XI; provided, however, that the Indemnified Party shall not settle any such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

     If the claim for indemnity arises other than in connection with a Third Party Claim and the Indemnifying Party accepts its indemnity obligation hereunder, the Indemnifying Party shall, upon the request of the Indemnified Party, pay the full amount of such claim to the Indemnified Party or to the third party asserting such claim as directed by the Indemnified Party. If the claim for indemnity arises other than in connection with a Third Party Claim and the Indemnifying Party contests its indemnity obligation hereunder, the Indemnified Party shall have the right to defend, settle or take any other action with respect to such claim and thereafter seek indemnity pursuant to this Article XI; provided, however, that the Indemnified Party shall not settle any such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

     Section 11.05 Limitation on Indemnification Obligations. An Indemnified Party shall not be entitled to recover from an Indemnifying Party any amounts under this Article XI until the total amount under which the Indemnified Party would seek a recovery exceeds the sum of $50,000 (the "Threshold Amount"), and then the Indemnified Party may recover only such sums which are in excess of the Threshold Amount, but in no event may the Indemnified Party be entitled to an amount in excess of $1,525,000 (the "Indemnity Amount"), except as otherwise provided herein. Notwithstanding anything to the contrary contained herein, the Buyer shall not be entitled to recovery under this Article XI if the subject matter of the claim is covered by title insurance.

     Section 11.06 Indemnification Exclusive Remedy. Except for fraud, or indemnity obligations set forth in Article X of this Agreement, or the obligations of each of the parties set forth in
Section 15.20 of this Agreement, indemnification pursuant to the provisions of this Article XI shall be the exclusive remedy of the parties hereto for any misrepresentation or breach of any warranty, covenant or agreement contained herein or in any closing document executed and delivered pursuant to the provisions hereof.

     Section 11.07 Waiver of Bulk Sales and Indemnity. The parties hereby waive compliance with all applicable bulk sales laws. The Seller, however, agrees to indemnify the Buyer and hold the Buyer harmless from and against any and all loss, cost or expense in connection with any claim (other than in respect of the Assumed Obligations) that would have been barred by the proper implementation of the practices and procedures called for under any applicable bulk sales laws. The indemnity provided by the Seller under this Section 11.07 shall be in addition to and (i) not in lieu of any indemnity provided to the Buyer under Section 11.01, but the Buyer shall not be entitled to collect from the Seller more than once for the same loss, cost or expense, and (ii) shall not be subject to (x) the time limitations (set forth in Section 11.03) or
(y) the claims limitation amount which is equal to the Indemnity Amount (set forth in Section 11.05).

                           ARTICLE XII

               CONDUCT OF THE PARTIES AFTER CLOSING

     Section 12.01 Cooperation. The Buyer and the Seller will cooperate upon and after the Closing Date in effecting the orderly transfer of the Purchased Assets to the Buyer. Without limiting the generality of the foregoing, the Seller, at the request of the Buyer and at the Buyer's expense, but without additional consideration, will execute and deliver from time to time such further instruments of assignment, conveyance and transfer, will sign any documents necessary or useful to ensure that all of the right, title and interest in and to the Purchased Assets, the Assumed Leases and the Assumed Contracts vests in the Buyer, will cooperate in the conduct of litigation and the processing and collection of insurance claims, and will take such other actions as may reasonably be required to convey and deliver more effective to the Buyer the Purchased Assets, the Assumed Leases and the Assumed Contracts or to confirm and perfect the Buyer's title thereto, as contemplated by this Agreement. The Seller shall take all actions to cause the Buyer to be subrogated to any rights the Seller may have under the insurance policies of Seller which cover the Purchased Assets prior to Closing.

     Section 12.02 Access to Books and Records. As long as the Buyer retains the books and records of the Group's business acquired by the Buyer hereunder, it will provide the Seller with reasonable access during customary business hours to such books and records and as long as the Seller retains the books and records of the Group's business retained by the Seller hereunder, it will provide the Buyer with reasonable access during customary business hours to such books and records. All such books and records shall be maintained in accordance with all applicable laws, rules and regulations. Prior to the disposal of any such books and records by any party hereto, such party shall provide sixty (60) days' prior written notice to the other party and shall relinquish possession of such books and records to such other party upon receipt of a written request therefor within the sixty (60) day time period.

     Section 12.03 Manufacturers' Warranties. After the Closing, the Seller will cooperate with and assist the Buyer, at the Buyer's expense, to pursue any manufacturers' warranty claims pending as of the Closing Date or that may arise thereafter with respect to the Purchased Assets.

     Section 12.04 Use of License Tags. After the Closing, the Buyer will use its reasonable best efforts to obtain new license tags at the earliest practicable date for all of the Rolling Stock included in the Purchased Assets that require license tags. Until the earlier of (a) the date the new license tags are issued or (b) five (5) Business Days after the Closing Date, the Buyer shall be entitled to operate the Rolling Stock included in the Purchased Assets using the Seller's license tags. The Buyer covenants and agrees that as long as the Buyer operates using the Seller's license tags it shall have insurance policies in place, including umbrella policies providing motor vehicle liability coverage for all owned, non-owned and hired vehicles operated by the Buyer in an amount not less than One Million Dollars ($1,000,000) with deductibles aggregating not more than One Thousand Dollars ($1,000) per vehicle. The Buyer covenants and agrees to indemnify and hold harmless the Seller from and against all loss, cost or expense, including reasonable attorneys' fees, by reason of any suit, claim or demand arising out of or resulting from the Buyer's operation of the Rolling Stock after the Effective Time using the Seller's license tags.

     Section 12.05 Use of Name. The Seller shall permanently discontinue the use of the name "The Treaty Company" or any name derived therefrom or similar thereto effective upon the Closing Date. Within five (5) Business Days after the Closing Date, the Seller shall amend its Articles of Incorporation to change its corporate name to a name other than "The Treaty Company" or any name derived therefrom or similar thereto, which new name shall be approved in advance by the Buyer, and shall provide proof of such name change to the Buyer no later than fifteen (15) days after the Closing Date.

     Section 12.06 Collection and Disposition of Accounts and Notes Receivable. All accounts and notes receivables transferred to Buyer hereunder as part of the Purchased Assets and which have prior to Closing been written off as uncollectible, but which are later collected by Buyer, shall remain the property of the Buyer.

     Section 12.07  Covenant not to Compete and Confidentiality.
As a material inducement to the Buyer to enter into this Agreement, the Seller shall deliver to the Buyer the Noncompetition Agreements for Seller, M. Mead Montgomery and Triumph, substantially in the form attached hereto as Exhibit 3.04(a).

     Section 12.08 Arrangements with Suppliers. In the event that a vendor to the Group which is listed on Schedule 5.26 attached hereto, between the date hereof and the Closing, terminates its relationship with Seller because of the acts or omissions of Seller, other than the execution of this Agreement, it shall be deemed a material adverse change in the business of the Group.

     Section 12.09 Filings with SEC. Following Closing, the Buyer may have to make certain filings with the SEC. To the extent that information concerning the Seller and the Group for matters which arose prior to Closing is required to be included in such filings, the Seller and the Group will supply such information, in the manner and form requested by Buyer, and the Seller shall bear the cost of complying with such request.

                          ARTICLE XIII

                       BROKERAGE; EXPENSES

     Section 13.01 Brokerage. The Seller agrees to hold the Buyer harmless with respect to any liability for brokerage fees, commissions, finders' fees, or other such fees claimed by any broker, agent, finder, or consultant engaged by the Seller in connection with the transactions contemplated herein. The Buyer agrees to hold the Seller harmless with respect to any liability for brokerage fees, commissions, finders' fees, or other such fees claimed by any broker, agent, finder, or consultant engaged by the Buyer in connection with the transactions contemplated herein.

     Section 13.02 Transactional Expenses. Except as otherwise expressly provided in this Agreement, the parties agree to bear their fees and expenses incident to the negotiation, preparation, execution, delivery and performance hereof, including without limitation, the fees and expenses of their counsel, accountants and other experts.

                           ARTICLE XIV

                           TERMINATION

     Section 14.01 Termination by Mutual Consent. On or prior to the Closing Date, the Buyer and the Seller may terminate this Agreement by joint execution of an instrument to such effect. Subject to the provisions of any such instrument terminating this Agreement, no party will have any liability to the other party hereunder in the event of any termination of this Agreement pursuant to this Section, except that the Buyer will continue to be subject to the provisions of Section 6.03(c) of this Agreement relating to confidentiality.

     Section 14.02 Termination Due to Casualty or Condemnation. The Buyer may terminate this Agreement by reason of casualty or condemnation but only in accordance with the provisions of Sections
7.01 and 7.02, respectively, by giving written notice to the Seller of such termination. In the event of a termination of this Agreement pursuant to this Section, no party will have any liability to the other party hereunder, except that the Buyer will continue to be subject to the provisions of Section 6.03(c) of this Agreement relating to confidentiality.

     Section 14.03 Termination Attributable to Default. If either the Buyer, on the one hand, or the Seller on the other hand, breach any warranties or default in the due and timely performance of any covenants, or agreements under this Agreement in any material respect, the non-defaulting party may on or before the Closing give notice of termination to the defaulting party in the manner provided in Section 15.01. The notice shall specify with particularity the default(s) on which this notice is based. The termination shall be effective five (5) Business Days after service unless the specified default(s) have been cured on or before the effective date of termination. Termination pursuant to this Section shall relieve the non-defaulting party from any obligations under this Agreement but shall not relieve the defaulting party from liability for damages or other available remedies by reason of the breach of this Agreement prior to termination.

     Section 14.04 Termination Due to Failure to Satisfy Conditions. Either party hereto may terminate this Agreement in the event that the conditions precedent to such party's obligation to effect the transactions contemplated hereby which are contained in this Agreement are not satisfied on or before the Closing Date.

                           ARTICLE XV

                          MISCELLANEOUS

     Section 15.01 Notices. All notices, requests, demands and other communications hereunder will be in writing and will be deemed given if delivered personally or mailed, certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally, or if mailed, two (2) days after the date of mailing, as follows:

     If to Buyer:        Hughes Supply, Inc.
                         20 North Orange Avenue
                         Orlando, Florida  32801
                         Attn:  David H. Hughes
                                Chairman of the Board

     With copy to:       Maguire, Voorhis & Wells, P.A.
                         Two South Orange Avenue
                         Orlando, Florida  32801
                         Attn:  Robert N. Blackford, Esq.

     If to Seller:       Montgomery, Shelton & Company
                         560 Green Bay Road
                         Winnetka, Illinois  60093
                         Attn:  M. Mead Montgomery
                                Chairman of the Board

     With copy to:       D'Ancona & Pflaum
                         Suite 2900
                         30 North Lasalle
                         Chicago, Illinois  60602
                         Attn:  Michel J. Feldman, Esq.

The parties may change the person and addresses to which the notices or other communications are to be sent by giving written notice of any such change in the manner provided herein for giving notice.

     Section 15.02 Assignability and Parties in Interest. No party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, however, this Agreement may be assigned by Buyer to a wholly owned subsidiary of Buyer, in which event the Buyer shall guarantee each of the obligations of such subsidiary; provided, however, that the Buyer may not deliver to the Seller any common stock other than the Common Stock of the Buyer. This Agreement binds, inures to the benefit of and is enforceable by the respective successors and permitted assigns of the parties and it does not confer any rights on any other persons or entities.

     Section 15.03 Governing Law. This Agreement will be governed by, and construed and enforced in accordance with the laws of the State of Florida, without giving effect to its conflicts of laws provisions.

     Section 15.04 Exclusive Jurisdiction. The parties agree that any legal action or proceeding with respect to or arising out of this Agreement shall be brought in the applicable federal or state court having jurisdiction over Orange County, Florida. By execution of this Agreement, the parties hereby submit to the exclusive jurisdiction of such courts and agree to accept the process of such courts.

     Section 15.05 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts taken together will constitute but one and the same instrument. The execution of this Agreement by any party hereto will not become effective until counterparts hereof have been executed by all the parties hereto. It will not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     Section 15.06 Waiver. The failure of any party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.

     Section 15.07 Publicity. The Buyer and the Seller agree that press releases and other announcements to be made by any of them with respect to the transactions contemplated hereby will be subject to mutual agreement, except as required by applicable law or regulations.

     Section 15.08 Complete Agreement. This Agreement, the Exhibits hereto and the Schedules hereto delivered pursuant to this Agreement contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and, except as provided herein, supersede all previous oral and written and all contemporaneous oral negotiations, commitments, writings and understandings relating to the subject matter hereof.

     Section 15.09 Modifications, Amendments and Waivers. At any time prior to the Closing Date or termination of this Agreement, the Buyer, on the one hand, and the Seller, on the other hand, may, by written agreement:

          (a) extend the time for the performance of any of the obligations or other acts of the other party hereto;

          (b) waive any inaccuracies in the representations and warranties made by the other party contained in this Agreement or in the Schedules hereto or any other document delivered pursuant to this Agreement; and

          (c) waive compliance with any of the covenants or agreements of the other party contained in this Agreement.

     Section 15.10 Interpretation. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     Section 15.11  Severability.  If any provision of this
Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability will not affect any other provision hereof. This Agreement will, in such circumstances, be deemed modified to the extent necessary to render enforceable the provisions hereof.

     Section 15.12 Time of Essence. The parties to this Agreement acknowledge and agree that time is of the essence with respect to the consummation of the transactions contemplated by this Agreement.

     Section 15.13 Gender, Number. Words of gender may be read as masculine, feminine, or neuter, as required by context. Words of number may be read as singular or plural, as required by context. All terms such as "herein," "hereby" or "hereunder" refer to this Agreement as a whole.

     Section 15.14  Exhibits and Schedules.  Each Exhibit and
Schedule referred to herein is incorporated into this Agreement by such reference.

     Section 15.15 Limitation on Warranties. Except as expressly set forth in this Agreement, the Exhibits and Schedules hereto, or in any other agreement or document delivered by Seller in connection with the Closing of the transactions contemplated by this Agreement, the Seller makes no express or implied warranty of any kind whatsoever, including, without limitation, any representation as to the physical condition or value of any of the Purchased Assets or the future profitability or future earnings performance of the business conducted by the Group. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE EXHIBITS AND SCHEDULES HERETO, OR IN ANY OTHER AGREEMENT OR DOCUMENT DELIVERED BY SELLER IN CONNECTION WITH THE CLOSING OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

     Section 15.16 Definition of Seller's Knowledge. For the purposes of this Agreement, the knowledge of Seller shall be deemed to be limited to the actual knowledge of M. Mead Montgomery, Raymond H. Lear and Michael Tinka as of the date hereof, and as of the Closing Date those individuals identified on Schedule 15.16 attached hereto.

     Section 15.17 Facts Concerning the Group. To the extent that any representation, warranty, covenant or agreement set forth in this Agreement references the Group or the business operations of the Group, such reference includes any fact or circumstance known to the Seller to affect the Group and its operation, or the Purchased Assets, and the ability of the Buyer to realize on the benefit of its bargain as set forth in this Agreement.

     Section 15.18 Definition of Buyer's Knowledge. For the purposes of this Agreement, the knowledge of the Buyer shall be deemed to be limited to those individuals who hold the office of Chairman of the Board, President, and Chief Financial Officer for the Buyer.

     Section 15.19 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and permitted assigns, and they will not be construed as conferring and are not intended to confer any rights on any other persons.

     Section 15.20 Attorneys' Fees. In the event any party hereto institutes litigation to enforce its rights or remedies under this Agreement, the party prevailing in such litigation shall be entitled to receive an award from the non-prevailing party of the prevailing party's reasonable attorneys' fees and costs incurred in connection with such litigation. The foregoing shall include reasonable attorneys' fees and costs (including paralegals' fees) incurred at trial, on any appeal and in any proceeding in bankruptcy. The agreement of the parties represented by this
Section 15.20 is in addition to, and not in lieu of, any other agreement or obligation of the parties contained in this Agreement.

     Section 15.21 Certain Defined Terms. Except as otherwise defined in this Agreement, the following defined terms whether used in upper or lower case shall have the respective meanings set forth below:

     (a) The term "Affiliate" shall mean any controlled groups (within the meaning of Section 414(b) of the Internal Revenue Code of 1986, as amended (the "Code")) of which any party to this Agreement is a member, all trades or businesses, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) and of which any party to this Agreement is a member, and all affiliated service groups (within the meaning of Section 414(m) of the Code of which any party to this Agreement is a member).

     (b) The term "Business Days" shall mean any day which is not a Saturday, Sunday or a permitted or required bank holiday in the States of Florida, Ohio or Indiana.

     (c) The term "Common Stock" shall mean the $1.00 par value common capital stock of the Buyer.

     (d) The term "Executive Officers" shall mean those officers holding the office of Chairman of the Board, President, Vice
President, Secretary and Treasurer.

     (e) The term "material" when referring to representations or warranties with respect to the financial statements shall be deemed to mean an effect or variance with respect to the Company the magnitude of which would result in an after tax net effect or variance of Fifty Thousand Dollars ($50,000) or more, whether individually or in the aggregate, or when related to any other representation, warranty, covenant or agreement, shall be deemed to mean any effect or variance which results in an after tax net effect of Five Thousand Dollars ($5,000) or more, whether individually or in the aggregate.

     (f) The term "Person" shall mean an individual, partnership, corporation, trust, unincorporated organization, or a federal, state, local or foreign governmental body or agency.

     (g) The term "Records" shall mean any paper, document, file or record of any kind, whether recorded in writing or on magnetic, optical, or any other storage medium, and including without limitation all computer records in whatever form.

     (h) The term "Rolling Stock" shall mean automobiles, trucks, trailers, forklifts, loaders, tractors and other motorized vehicles of every type and nature.

     (i) The term "Tax" shall mean any federal, state, local or foreign tax assessment, fee, interest, penalty or other governmental charge of any kind.

     (j)  The term "Triumph" shall include Triumph Capital, a
Delaware limited partnership, and Triumph Capital II, L.P., a
Delaware limited partnership.

     Section 15.22 Survival of Agreement. This Agreement shall survive the Closing of the transactions contemplated hereby.

     Section 15.23 Recitals. The recitals set forth at the beginning of this Agreement, as well as the definitions contained therein, are by this reference incorporated herein and made a part of this Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

                                   "BUYER"

                                   HUGHES SUPPLY, INC., a Florida
                                   corporation


Attest:_____________________       By:___________________________
       Robert N. Blackford            David H. Hughes
       Secretary                      Chairman of the Board


                                   "SELLER"

                                   THE TREATY COMPANY, an Ohio
                                   corporation


Attest:_____________________       By:___________________________
       Paul Reiss,                    M. Mead Montgomery,
       Assistant Secretary            Chairman of the Board